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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         Northrop Grumman Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                          [LOGO OF NORTHROP GRUMMAN]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                                    NOTICE

  The Annual Meeting of Stockholders of Northrop Grumman Corporation ("Northrop Grumman") will be held on Wednesday, May 16, 2001 at 10:00 a.m. at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401.

  Stockholders at the close of business on April 9, 2001 are entitled to vote at the Annual Meeting. The following items are on the agenda:


     (1) Election of three Class I directors, each for a three year term expiring in 2004;

     (2) Proposal to ratify the appointment of Deloitte & Touche LLP as Northrop Grumman's independent auditors for fiscal year ending December 31, 2001;

     (3) Proposal to approve the 2001 Long-Term Incentive Stock Plan;

     (4) Proposal to approve the issuance of shares of Common Stock, par value $1.00 per share, upon conversion of the Series B Preferred Stock to be issued in the acquisition of Litton Industries, Inc.;

     (5) Proposal to amend Northrop Grumman's Certificate of Incorporation to increase the number of authorized shares of common stock;

     (6) Stockholder proposal regarding offset commitments;

     (7) Stockholder proposal regarding super majority vote;

     (8) Stockholder proposal regarding classified board;

     (9) Stockholder proposal regarding Shareholder Rights Plan;

    (10) Other business as may properly come before the Annual Meeting or any adjournments thereof.


                                          By order of the Board of Directors,

                                          /s/ John H. Mullan

                                          John H. Mullan
                                          Corporate Vice President and
                                           Secretary

1840 Century Park East
Los Angeles, California 90067

April 16, 2001


                                   IMPORTANT

 To assure your representation at the Annual Meeting, please sign, date and return the enclosed proxy card for which a return envelope is provided. No postage is required if mailed in the United States.

 You may also vote by telephone or over the Internet. For instructions on electronic voting please see page 2 of this Proxy Statement or the proxy card.

                                PROXY STATEMENT

                              GENERAL INFORMATION

  This proxy statement is issued in connection with solicitation of the enclosed proxy by the Board of Directors of Northrop Grumman Corporation ("Northrop Grumman") for use at Northrop Grumman's 2001 Annual Meeting of Stockholders (the "Annual Meeting"). Northrop Grumman's principal office is located at 1840 Century Park East, Los Angeles, California, 90067. This proxy material will be sent to stockholders beginning approximately April 16, 2001.

  As previously announced, Northrop Grumman (organized in January 2001 under the name NNG, Inc.) entered into an Amended and Restated Agreement and Plan of Merger dated January 23, 2001, pursuant to which it offered to acquire all of the outstanding stock of Litton Industries, Inc. ("Litton") in exchange for cash and stock. Effective as of midnight April 2, 2001, Northrop Grumman purchased approximately 97.3% of Litton's outstanding common stock and issued 13,000,000 shares of Northrop Grumman common stock and 3,500,000 shares of Northrop Grumman Series B Preferred Stock, pursuant to the offer. Immediately prior to the acquisition, Northrop Grumman became the sole stockholder of the former Northrop Grumman Corporation, which thereupon changed its name to "Northrop Grumman Systems Corporation" the ("Northrop reorganization.") In the Northrop reorganization, all of the outstanding shares of capital stock of the former Northrop Grumman Corporation became the same number of shares of the same class of capital stock of Northrop Grumman as the new holding company. Outstanding options to acquire common stock of the former Northrop Grumman Corporation became options to acquire common stock of Northrop Grumman as the new holding company. The certificate of incorporation and bylaws of Northrop Grumman as the new holding company are identical, in all material respects, to the certificate of incorporation and bylaws of the former Northrop Grumman Corporation, and Northrop Grumman as the new holding company has adopted a stockholder rights plan which is identical, in all material respects, to the stockholder rights plan of the former Northrop Grumman Corporation. The directors and officers of the former Northrop Grumman Corporation will constitute the board of directors and officers of Northrop Grumman as the new holding company. The common stock of Northrop Grumman as the new holding company is listed for trading on the New York Stock Exchange ("NYSE"), and certificates representing shares of the former Northrop Grumman Corporation common stock will continue to represent shares of common stock of Northrop Grumman, as the new holding company. No vote of the stockholders of Northrop Grumman was required for the Northrop reorganization.

OUTSTANDING SECURITIES

  On April 9, 2001 there were 85,290,457 shares of Northrop Grumman's common stock, par value $1.00 per share ("Common Stock"), outstanding. Holders of record of Common Stock at the close of business on April 9, 2001 are entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on each proposal.

VOTING AT THE MEETING OR BY PROXY

  Shares represented by a properly executed proxy/voting instruction in the accompanying form will be voted at the meeting in accordance with the stockholder's instructions. If no instructions are given, the shares will be voted according to the Board of Directors' recommendations. Therefore, if no instructions are given, the persons named on the card will vote FOR Proposal One to elect the three director nominees listed under "Election of Directors", FOR Proposal Two to ratify the appointment of Deloitte & Touche LLP as auditors of Northrop Grumman for the year ending December 31, 2001, FOR Proposal Three to approve the 2001 Long-Term Incentive Stock Plan, FOR Proposal Four to approve the issuance of shares of Common Stock upon the conversion of the Preferred Stock, FOR Proposal Five to amend Northrop Grumman's Certificate of Incorporation to increase the number of authorized shares of Common Stock, AGAINST Proposal Six, the stockholder proposal regarding offset commitments, AGAINST Proposal Seven, the stockholder proposal regarding super majority vote, AGAINST Proposal Eight, the stockholder proposal regarding classified board and AGAINST Proposal Nine, the stockholder proposal regarding the Shareholder Rights Plan. For those shares held in Northrop Grumman's employee stock ownership plans, if no instructions are provided, the applicable trustee will vote the respective plan shares according to the provisions of the applicable plan documents.

  A stockholder who executes a proxy/voting instruction may revoke it at any time before its exercise by delivering a written notice of revocation to the Corporate Secretary or by signing and delivering another proxy that is dated later. A stockholder attending the meeting in person may revoke the proxy/voting instruction by giving notice of revocation to an inspector of election at the meeting or voting at the meeting. If any other matters are properly brought before the meeting, the enclosed proxy/voting instruction card gives discretionary authority to the persons named on the card to vote the shares in their best judgment.

  With respect to the election of directors, stockholders may vote in favor of all nominees, or withhold their votes as to all nominees or specific nominees. There is no box to "abstain", but checking the box on the enclosed proxy/voting instruction card that withholds authority to vote for a nominee is the equivalent of abstaining. The three nominees receiving the greatest number of votes cast for the election of directors by shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. With respect to any proposal other than the election of directors, stockholders may vote in favor of the proposal, or against the proposal or abstain from voting.

  Brokers who hold shares of Common Stock for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if the clients have not furnished voting instructions within ten days of the meeting. Certain proposals other than the election of directors are "non-discretionary" and brokers who have received no instructions from their clients do not have discretion to vote on those items. When a broker votes a client's shares on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes".

  Broker non-votes will have no effect on the election of directors (Proposal
One) or the ratification of the selection of Deloitte & Touche as Northrop Grumman's independent accountants (Proposal Two). Broker non-votes will have no effect on the proposals concerning approval of the 2001 Long-Term Incentive Stock Plan (Proposal Three) and the authorization of issuance of common stock upon conversion of Series B preferred stock (Proposal Four), provided that holders of over 50% of the outstanding shares of common stock cast votes on each of these two proposals. A broker non-vote or an abstention will have the same effect as a vote against the proposed amendment to the Certificate of Incorporation to increase the number of authorized shares of common stock (Proposal Five). Broker non-votes will have no effect on the stockholder proposals (Proposals Six, Seven, Eight and Nine).

  The presence in person or by proxy of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast shall constitute a quorum at the annual meeting. Both abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum.

                      VOTING BY TELEPHONE OR THE INTERNET

  Registered stockholders and participants in Northrop Grumman's employee stock ownership plans may vote their shares over the telephone or on the Internet. The law of Delaware, under which Northrop Grumman is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspectors of election can determine that such proxy was authorized by the shareholder. The voting procedures available to registered shareholders for the Annual Meeting are designed to authenticate each shareholder by use of a Control Number, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

  Registered shareholders and plan participants may go to http://www.eproxyvote.com/noc to vote on the Internet. They will be required to provide the Control Numbers contained on their proxy cards. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Any registered shareholder or plan participant using a touch-tone telephone may also vote by calling 1-877-779-8683 (toll-free) and following the recorded instructions.

  Most beneficial owners whose stock is held in street name receive voting instruction forms from their banks, brokers or other agents, rather than Northrop Grumman's proxy/voting instruction card. Beneficial owners may also be able to vote by telephone or the Internet. They should follow the instructions on the form they receive from their bank, broker, or other agent.

  The method of voting used will not limit a stockholder's right to attend the Annual Meeting.

VOTING SECURITIES

  Based on information available to it Northrop Grumman believes the following entities beneficially owned more than five percent of the outstanding Common Stock as of the record date:

                                                    Amount and Nature
                                                      of Beneficial   Percent
   Name and Address of Beneficial Owner                 Ownership     of Class
   ------------------------------------             ----------------- --------
   State Street Bank and Trust Company(a).......... 5,541,069 shares    6.49%
    225 Franklin St., Boston, MA 02110
   Wellington Management Company, LLP(b)........... 9,015,500 shares   10.57%
    75 State Street, Boston, MA 02109
   U.S. Trust Company, N.A.(c)(d).................. 9,633,326 shares   11.29%
    555 So. Flower St., Los Angeles, CA 90071-2429
   Unitrin, Inc.(e)................................ 7,700,000 shares    9.03%
    One East Wacker Drive Chicago, IL 60601

--------
(a) This information was provided by State Street Bank and Trust Company ("State Street") in a Schedule 13G filed with the SEC on February 12, 2001. According to State Street, as of December 31, 2000, State Street had sole voting power over 1,263,552 shares, shared voting power over 4,238,561 shares, sole dispositive power over 5,538,758 and shared dispositive power over 2,311 shares. This total includes 4,078,898 shares held for the account of employee participants in the Employee Stock Ownership Plan portion of the Northrop Grumman Savings and Investment Plan for which State Street acts as a trustee.

(b) This information was provided by Wellington Management Company, LLP ("Wellington") in a Schedule G filed with the SEC on February 14, 2001. According to Wellington, as of December 31, 2000, Wellington had shared voting power over 5,838,900 and shared dispositive power over 8,991,500.

(c) This information was provided by U.S. Trust Company, N.A. ("U.S. Trust Company") in a Schedule 13G filed with the SEC on January 18, 2001. U.S. Trust Company is an Investment Manager (the "Investment Manager") for the Northrop Grumman Pension Plan and the pension plans for certain divisions of Northrop Grumman (the "Pension Plans"); Northrop Grumman has established a Master Trust with State Street Bank and Trust Company as Trustee ("Trustee"). Under the Master Trust, the Investment Manager has responsibility for the management and control of the Northrop Grumman shares held in the Master Trust as assets of the Pension Plans. The Investment Manager has sole dispositive and voting power over 9,633,326 shares held in the Master Trust between Northrop Grumman Corporation and the Trustee.

(d) These shares are held for the account of (but not beneficially owned by) the Trustee. The Investment Manager has voting power over these shares, except in the event of a contested election of directors or in connection with a tender offer. In such cases, the shares are voted in accordance with instructions received from eligible participants in the Pension Plans and undirected shares are voted in the same proportion as shares for which instructions are received.

(e) This information was obtained from a press release issued on April 10, 2001 by Unitrin, Inc. in which it estimated the total number of shares Unitrin and its subsidiaries would receive in exchange for its holdings of Litton common stock pursuant to Northrop Grumman's tender offer for Litton. This number of shares held by Unitrin is an approximate number.

Stock Ownership of Officers and Directors

  The following table shows beneficial ownership (as defined by applicable rules for proxy statement reporting purposes) of the Common Stock as of April 9, 2001 (the Annual Meeting record date) by each director and nominee, by the Chief Executive Officer and the other four most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group. Each individual owned less than 1% of the outstanding Common Stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares owned by such person. No family relationship exists between any of the directors or executive officers of Northrop Grumman.

                                           Number of          Percentage of
                                             Shares         Outstanding Shares
                                     Beneficially Owned (6) Beneficially Owned
                                     ---------------------- ------------------
Directors
  Jack R. Borsting..................           8,892(1)               *
  John T. Chain, Jr.................           8,974                  *
  Lewis W. Coleman..................               0                  *
  Vic Fazio.........................           1,593                  *
  Phillip Frost.....................          18,664                  *
  Charles R. Larson.................              59                  *
  Robert A. Lutz....................           8,034                  *
  Aulana L. Peters..................          13,349                  *
  John E. Robson....................          14,304                  *
  Richard M. Rosenberg..............          11,047                  *
  John Brooks Slaughter.............           7,974                  *
  Richard J. Stegemeier.............          10,353(2)               *
  Ronald D. Sugar...................              0                   *
Named Executive Officers
  Kent Kresa (3)....................         651,334(4)               *
  Richard B. Waugh, Jr..............          68,544(5)               *
  Herbert W. Anderson...............          29,672                  *
  James G. Roche....................          61,149                  *
  Ralph D. Crosby, Jr. .............          56,802                  *
Directors and Executive Officers as
 a Group (24 persons)...............       1,101,866               1.29

--------
 * The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.
(1) Includes 1,200 shares held in the Borsting Family Trust of which Dr. Borsting is trustee.
(2) Includes 1,000 shares held in the Richard J. Stegemeier Family Trust of which Mr. Stegemeier and his wife are trustees.
(3)  Mr. Kresa also serves as Chairman of the Board.
(4) Includes 461,925 shares held by the Kresa Family Trust of which Mr. Kresa is trustee.
(5) Includes 46,392 shares held by the Waugh Family Trust of which Mr. Waugh and his wife are trustees.
(6) Includes options exercisable within 60 days and shares or share equivalents beneficially owned under one or more of Northrop Grumman's compensation or benefit plans, respectively, as follows: J.R. Borsting 6,500 and 0 shares; J.T. Chain 7,000 and 0 shares; L.W. Coleman 0 and 0 shares; V. Fazio 1,500 and 0 shares; P. Frost 6,500 and 1,203 shares;
     C.R. Larson 0 and 0 shares; R.A. Lutz 6,000 and 564 shares; A.L. Peters 7,000 and 2,777 shares; J.E. Robson 7,000 and 2,577 shares; R.M.
     Rosenberg 7,000 and 0 shares; J.B. Slaughter 7,000 and 0 shares;
     R.J. Stegemeier 7,000 and 0 shares; Ronald D. Sugar 0 and 0 shares; K. Kresa 184,123 and 5,286 shares; R.B. Waugh 18,750 and 3,402 shares; H.W. Anderson 27,000 and 1,474 shares; J.G. Roche 41,250 and 606 shares; and R.D. Crosby 31,250 and 2,885 shares.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  Northrop Grumman's Certificate of Incorporation provides for a classified Board of Directors. Three directors in Class I will be elected at the 2001 Annual Meeting to hold office for three years until the 2004 Annual Meeting of Stockholders or until their successors have been elected and qualified. Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the three Class I Director Nominees listed in the table below. Each of the three Class I Director Nominees has consented to serve, and the Board does not know of any reason why any of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event that is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

  The following information, furnished with respect to each of the three nominees for election as a Class I director, and each of the four Class II and four Class III directors whose terms continue after the Annual Meeting, is obtained from Northrop Grumman's records or from information furnished directly by the individual to Northrop Grumman. All the nominees are presently serving on the Board of Directors. Members of the Board of Directors are generally ineligible to stand for election if they will have attained age 70 by the date of Northrop Grumman's Annual Meeting of Stockholders at which such election is held. Jack R. Borsting, Richard M. Rosenberg and Richard J. Stegemeier, all Class I directors, are ineligible to stand for election by reason of this policy.

All of the following directors first became directors of NNG, Inc. in 2001.

                         NOMINEES DIRECTOR -- CLASS I

LEWIS W. COLEMAN, 59.President, Gordon and Betty Moore Foundation.

 Director since 2001

  Lewis W. Coleman became President of the Gordon and Betty Moore Foundation in January 2001. In December 2000, he resigned as Chairman of Banc of America Securities, LLC, a subsidiary of Bank of America Corporation after having served in that position since joining Banc of America Securities, LLC in December 1995. Prior to that, he spent ten years at BankAmerica Corporation where he held various positions including Chief Financial Officer, head of World Banking Group and head of Capital Markets. Previous to that he spent thirteen years with Wells Fargo & Co. in a variety of wholesale and retail banking positions. He is also on the Board of Directors of Chiron Corporation.

KENT KRESA*, 63.     Chairman, President and Chief Executive Officer.

 Director since 1987

  Before joining Northrop Grumman, Kent Kresa was associated with the Lincoln Laboratory of M.I.T. and the Defense Advanced Research Projects Agency of the Department of Defense. In 1975, he joined Northrop Grumman as Vice President and Manager of Northrop Grumman's Research and Technology Center. He became General Manager of the Ventura Division in 1976, Group Vice President of the Aircraft Group in 1982 and Senior Vice President for Technology and Development in 1986. Mr. Kresa was elected President and Chief Operating Officer of Northrop Grumman in 1987. He was named Chief Executive Officer in 1989 and Chairman of the Board in 1990. Mr. Kresa is a member of the National Academy of Engineering and is past Chairman of
--------
* Mr. Kresa serves on the Board of Directors as part of the class of directors with terms expiring in 2003. In order to apportion the directors among the three classes as evenly as possible, Mr. Kresa has been nominated for election this year and upon his election, will resign from the class of 2003, which will then have four members.

the Board of Governors of the Aerospace Industries Association and Chairman of the Defense Policy Advisory Committee on Trade. He is also an Honorary Fellow of the American Institute of Aeronautics and Astronautics and a member of the M.I.T. Lincoln Library Advisory Board. He serves on the Board of Directors of the W.M. Keck Foundation and on the Board of Trustees of the California Institute of Technology, and serves as a director of Avery Dennison Corporation, the Los Angeles World Affairs Council, the John Tracy Clinic and Eclipse Aviation Corporation. He is also a Member of the Corporation, Draper Laboratories, Inc. and serves on the Board of Governors of the Performing Arts Center of Los Angeles.

AULANA L. PETERS, 59. Retired Partner, Gibson, Dunn & Crutcher.

 Director since 1992

  Aulana L. Peters is a retired partner of the law firm of Gibson, Dunn & Crutcher where she was a partner from 1988 to December 2000. Effective January 1, 2001 she was elected to the Public Oversight Board of the AICPA. From 1984 to 1988 she served as Commissioner of the Securities and Exchange Commission. Ms. Peters is a director of Callaway Golf Company, Minnesota Mining and Manufacturing Company, and Merrill Lynch & Co., Inc. She is also a member of the Board of Directors of Community Television for Southern California (KCET). Ms. Peters served as a member of the Financial Accounting Standards Board Steering Committee for its Financial Reporting Project and as a member of the Public Oversight Board's Panel on Audit Effectiveness.

Vote Required

  The vote of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of directors.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE THREE NOMINEES FOR DIRECTOR LISTED ABOVE.

                       CONTINUING DIRECTORS -- CLASS II

PHILLIP FROST, 64. Chairman of the Board and Chief Executive Officer, IVAX
                   Corporation, a pharmaceutical company.


 Director since 1996

  Dr. Phillip Frost has served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987 and served as President from 1991 to 1995. Dr. Frost was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1990 and was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 to 1986. He is Chairman of Whitman Education Group and Vice Chairman of Continucare Corporation. He is also Vice Chairman of the Board of Trustees of the University of Miami and is a member of the Board of Governors of the American Stock Exchange.

ROBERT A. LUTZ, 69. Chairman of the Board and Chief Executive Officer, Exide
                    Corporation, a battery manufacturing company.

 Director since 1997

  Robert A. Lutz has served as Chairman and Chief Executive Officer of Exide Corporation since December 1998. He also served as President of Exide Corporation from December 1998 through May 2000. Previously he had joined Chrysler Corporation in 1986 as Executive Vice President of Chrysler Motors Corporation and was elected a director of Chrysler Corporation that same year. He was elected President in 1991 and Vice Chairman in 1996. He retired from Chrysler Corporation in July 1998. Prior to joining Chrysler Corporation, Mr. Lutz held senior positions with Ford Motor Company, General Motors Corporation Europe and Bavarian Motor Werke. He is an executive director of the National Association of Manufacturers and a member of the National Advisory Council of the University of Michigan School of Engineering, the Board of Trustees of the U.S. Marine Corps University Foundation and the Advisory Board of the University of California-Berkeley, Haas School of Business. Mr. Lutz is also a director of ASCOM Holdings, A.G. and Silicon Graphics, Inc.

JOHN E. ROBSON, 70. Senior Advisor, Robertson Stephens, a FleetBoston
                    Financial Company, investment bankers.

 Director since 1993

  Since 1993 John E. Robson has been a Senior Advisor at Robertson Stephens. From 1989 to 1993 he served as Deputy Secretary of the United States Treasury. He was Dean and Professor of Management at the Emory University School of Business Administration from 1986 to 1989 and President and Chief Executive Officer and Executive Vice President and Chief Operating Officer of G.D. Searle & Co., a pharmaceutical company, from 1977 to 1986. Previously, he held government posts as Chairman of the U.S. Civil Aeronautics Board, regulator of the airline industry and Under Secretary of the U.S. Department of Transportation, and engaged in the private practice of law as a partner of Sidley and Austin. Mr. Robson is a director of Pharmacia Corporation and ProLogis Trust. He is also a Distinguished Visiting Fellow of the Hoover Institution at Stanford University, a Visiting Fellow at the Heritage Foundation and a director of the University of California San Francisco Foundation.

JOHN BROOKS SLAUGHTER, 67. President and Chief Executive Officer, The National
                           Action Council for Minorities in Engineering, Inc.

 Director since 1993

  Dr. John Brooks Slaughter held electronics engineering positions with General Dynamics Convair and the U.S. Navy Electronics Laboratory. In 1975, he became Director of the Applied Physics Laboratory of the University of Washington. In 1977, he was appointed Assistant Director for Astronomics, Atmospherics, Earth and Ocean Sciences at the National Science Foundation. From 1979 to 1980, he served as Academic Vice President and Provost of Washington State University. In 1980, he returned to the National Science Foundation as Director and served in that capacity until 1982 when he became Chancellor of the University of Maryland, College Park. From 1988 to July 1999, Dr. Slaughter was President of Occidental College in Los Angeles and in August 1999, he assumed the position of Melbo Professor of Leadership in Education at the University of Southern California. In June 2000,
Dr. Slaughter was named President and Chief Executive Officer of The National Action Council for Minorities in Engineering, Inc. He is a member of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences and serves as a director of Solutia, Inc. and International Business Machines Corporation.

                       CONTINUING DIRECTORS -- CLASS III

JOHN T. CHAIN, JR., 66.  General, United States Air Force (Ret.) and Chairman of
                         the Board, Thomas Group, Inc. a management consulting company.

 Director since 1991

  General John T. Chain has been Chairman of Thomas Group, Inc. since May 1998 and has been a member of the Board of Directors of Thomas Group since May 1995. He has also served as the President of Quarterdeck Equity Partners, Inc. since December 1996. He served as Special Assistant to the Chairman of Burlington Northern Santa Fe Corporation from November 1995 to March 1996, and as an Executive Via President of Burlington Northern from 1991 to November 1995. During his military career, General Chain's commands included military assistant to the Secretary of the Air Force, Director of Politico-Military Affairs, Department of State and Chief of Staff of Supreme Headquarters Allied Powers Europe. After serving as Commander in Chief, Strategic Air Command, he retired from the Air Force in February 1991. General Chain serves as a director of R.J. Reynolds, Inc. and Kemper Insurance Company.

VIC FAZIO, 58.       Senior Partner, Clark & Weinstock, a consulting firm.

 Director since 2000

  Vic Fazio served as a Member of Congress for 20 years representing California's third congressional district. During that time he served as a member of the Armed Services, Budget and Ethics Committees and was a member of the House Appropriations Committee where he served as Subcommittee Chair or ranking member for 18 years. Mr. Fazio was a member of the elected Democratic Leadership in the House from 1991-1998 including four years as Chair of the Democratic Caucus, the third ranking position in the party. From 1975 to 1978 Mr. Fazio served in the California Assembly and was a member of the staff of the California Assembly Speaker from 1971 to 1975. Upon leaving Congress in early 1999, he became a Senior Partner at Clark & Weinstock, a strategic communications consulting firm. He is a member of numerous boards including The California Institute, Coro National Board of Governors, which he chairs, the U.S. Capitol Historical Society, the Board of the U.S. Capitol Visitors Center and the Board of Visitors, The University of California at Davis Medical School.

CHARLES R. LARSON, 64. Admiral, United States Navy (Ret.)

 Director since 2000

  Admiral Charles R. Larson is recognized as the first Naval officer to be selected as a White House Fellow. He also served as Naval aide to the President. He served as superintendent of the U.S. Naval Academy from 1983 to 1986 and in 1991 he became senior military commander in the Pacific. He returned to U.S. Naval Academy in 1994, where he served as superintendent until 1998. Currently, Admiral Larson is Chairman of the Board of the U.S. Naval Academy Foundation, Vice Chairman of the Board of Regents of the University System of Maryland and serves on the board of directors of such organizations as Constellation Energy Group, Inc., Edge Technologies, Inc., Fluor Global Services, the Atlantic Council, Military.com and the National Academy of Sciences' Committee on International Security and Arms Control. In addition, he is a member of the Council on Foreign Relations and is a senior fellow of The CNA Corporation.

RONALD D. SUGAR, 52. President and Chief Executive Officer, Litton Industries, Inc., a subsidiary of Northrop Grumman Corporation, and Corporate Vice President, Northrop Grumman

 Director since 2001

  Dr. Ronald D. Sugar was elected President and Chief Executive Officer of Litton Industries, Inc. when it became a subsidiary of Northrop Grumman on April 3, 2001, and was also elected as Corporate Vice President and a member of the Board of Directors of Northrop Grumman at that time. He joined Litton Industries as President and Chief Operating Officer in June 2000 and was elected to the Board of Directors of Litton Industries in September 2000. Dr. Sugar served as President and Chief Operating Officer of TRW Aerospace & Informations System and as a Member of the Chief Executive Office of TRW, Inc. from 1998 to 2000. He joined TRW in 1981 and served as Executive Vice President and Chief Financial Officer from 1994 to 1996 and Executive Vice President and General Manager of the TRW Automotive Electronics Group from 1996 to 1998. He is also a member of the National Security Telecommunications Advisory Committee, the Conference Board Council of Operating Executives and the Board of Governors of the Aerospace Industries Association and is a Trustee of the National Defense Industrial Association.

Committees of the Board of Directors

  The Board of Directors has Audit, Compensation and Management Development, Nominating and Corporate Governance, Finance and Public Issues and Policy Committees. The membership of these committees is usually determined at the organizational meeting of the Board held in conjunction with the Annual Meeting. The membership of each committee is as follows, with the chairman listed first:

                          Compensation and       Nominating and                             Public Issues
        Audit          Management Development Corporate Governance       Finance             and Policy
---------------------  ---------------------- -------------------- -------------------- ---------------------
John Brooks Slaughter  John T. Chain, Jr.     Jack R. Borsting     Richard M. Rosenberg Aulana L. Peters
Jack R. Borsting       Jack R. Borsting       John T. Chain, Jr.   John T. Chain, Jr.   Vic Fazio
Lewis W. Coleman       Lewis W. Coleman       Vic Fazio            Lewis W. Coleman     Phillip Frost
Vic Fazio              Robert A. Lutz         Phillip Frost        Phillip Frost        Charles R. Larson
Charles R. Larson      John E. Robson         Richard M. Rosenberg Robert A. Lutz       John Brooks Slaughter
Aulana L. Peters       Richard J. Stegemeier                       John E. Robson
Richard J. Stegemeier

Audit Committee

  The Audit Committee meets periodically with management and with both Northrop Grumman's independent auditors and Northrop Grumman's chief internal auditor to review audit results and the adequacy of

Northrop Grumman's system of internal controls. In addition, the Audit Committee recommends to the Board of Directors the appointment or discharge of Northrop Grumman's independent auditors, and reviews professional services of a non-audit nature to be provided by the independent auditors to evaluate the impact of undertaking such added services on the independence of the auditors. The Audit Committee held seven meetings in 2000.

Compensation and Management Development Committee

  The Compensation and Management Development Committee (the "Compensation Committee") recommends to the Board of Directors the base salary and incentive compensation of all executive officers and takes final action with respect to base salary and incentive compensation for certain other officers and key employees. It reviews Northrop Grumman's compensation policies and management actions with respect to succession of qualified officers. The Compensation Committee also establishes Northrop Grumman's annual performance objectives under the incentive compensation plans and recommends to the Board of Directors the amounts to be appropriated for awards under such plans and under Northrop Grumman's 1973 Incentive Compensation Plan (the "1973 Incentive Plan"). The Compensation Committee grants awards under and administers Northrop Grumman's Stock Plans (as defined below) and recommends to the Board of Directors all compensation plans in which Northrop Grumman officers are eligible to participate. The Compensation Committee held seven meetings in 2000.

Nominating and Corporate Governance Committee

  The Nominating and Corporate Governance Committee reviews candidates to serve as directors and recommends to the Board of Directors nominees for election. The activities and associations of each candidate are examined to ensure that there is no legal impediment, conflict of interest or other consideration that might prevent service on the Board of Directors. In making its selection, the Board of Directors bears in mind that the foremost responsibility of a Northrop Grumman director is to represent the interests of the stockholders as a whole. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such nominations have been submitted in writing, accompanied both by a description of the proposed nominee's qualifications and an indication of the consent of the proposed nominee and relevant biographical information. The recommendation should be addressed to the Nominating and Corporate Governance Committee in care of the Secretary of Northrop Grumman. In addition, the Nominating and Corporate Governance Committee makes recommendations to the Board of Directors concerning the composition and size of the Board of Directors, candidates to fill vacancies, the remuneration of non-employee directors, and matters of corporate governance as appropriate. The Nominating and Corporate Governance Committee held six meetings in 2000.

Finance Committee

  The Finance Committee reviews and makes recommendations concerning proposed dividend actions and issuance or repurchase of debt or equity securities. The Finance Committee considers and makes recommendations for final action by the Board on material acquisitions, mergers or divestments. The Finance Committee also reviews the investment performance of the employee benefit plans, capital asset requirements and short-term investment policy when appropriate. The Finance Committee held seven meetings in 2000.

Public Issues and Policy Committee

  On March 15, 2000 the Board of Directors approved a change in name of the Executive and Public Policy Committee to the Public Issues and Policy Committee. This Committee reviews and monitors the Northrop Grumman Employees Political Action Committee and makes policy and budget recommendations to the Board on proposed charitable contributions and aid to higher education. The Public Issues and Policy Committee reviews and approves Northrop Grumman's policy for engaging the services of consultants and commission agents. The Public Issues and Policy Committee held two meetings in 2000.

BOARD AND COMMITTEE MEETINGS

  During 2000, the Board held 10 meetings and the committees described above held 29 meetings. Average attendance at all such meetings was 94%. Each incumbent director attended at least 75% of the total number of board and committee meetings he or she was eligible to attend, with the exception of Phillip Frost who attended 64%.

COMPENSATION OF DIRECTORS

  Northrop Grumman paid each director an annual retainer of $32,000 and an additional $1,000 for each Board and committee meeting attended during 2000. Committee chairpersons are paid an annual retainer of $3,000. Any director who performs extraordinary services for the Board at the request of the Chairman of the Board or the chairman of a committee is paid $1,000 per day. Directors are reimbursed for all reasonable expenses in attending these meetings and in performing extraordinary services. Directors who are employees of Northrop Grumman do not receive any compensation for their service as directors.

  The 1993 Stock Plan For Non-Employee Directors provides that 30% of the retainer earned by each director is paid in shares of Common Stock, issued following the close of the fiscal year. In addition, directors may defer payment of all or a portion of their remaining retainer fees, Committee chairperson retainer fees and/or Board and committee meeting fees. Deferred compensation may either be distributed in shares of Common Stock, issued after the close of the fiscal year, or placed in a stock unit account until the conclusion of a director-specified deferral period, generally for a minimum of two years from the time the compensation is earned. All deferral elections must be made prior to the beginning of the year for which the retainer and fees will be paid. Directors are credited with dividend equivalents in connection with the shares of Common Stock, which are distributed early in the year following the year earned or deferred into the stock unit account. The Board has adopted a Northrop Grumman stock ownership guideline for outside directors which encourages directors to hold shares of Common Stock equal in market value to three times the annual retainer, to be achieved within five years of joining the Board.

  The 1995 Stock Option Plan for Non-Employee Directors, as amended, provides for the annual grant of options to each non-employee director to purchase 1,500 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on the grant date. The options have a term of ten years. If the individual ceases to serve as a director, the options continue to be exercisable for the lesser of five years or the expiration of the original term of the options. If termination is for cause, the options terminate when the director ceases to serve.

  On March 19, 1997, the Board of Directors adopted the Northrop Grumman Non-Employee Directors Equity Participation Plan (the "Equity Plan" and, together with the Retirement Plan, collectively, the "Directors Plans"). The Equity Plan is applicable to outside directors who become such after March 1, 1997 and directors serving prior to that date who elected to participate in the Equity Plan. Directors who elected to participate in the Equity Plan terminated their participation in the Retirement Plan. Under the Equity Plan, outside directors shall have an amount equal to 50% of their annual retainer credited to an equity participation account and converted into stock units based on the then fair market value of the Common Stock. Beginning in 2001 Northrop Grumman will also credit an amount equal to 5% of their annual retainer to the equity participation account unless: (1) no amount was appropriated for payment of awards with respect to the preceding calendar year pursuant to Northrop Grumman's Incentive Compensation Plan or (2) Northrop Grumman did not attain the pre-established financial and non-financial measures set by the Compensation and Management Development Committee for payment of awards pursuant to such Incentive Compensation Plan with respect to that preceding year. Each stock unit will be credited with dividend equivalents, which will be deemed reinvested in additional stock units. Each outside director who terminates service after three or more years of service shall be entitled to receive cash payments from the equity participation account in a number of annual installments equal to the number of years for which benefits have been accrued (not to exceed ten), each installment to be in an amount equal to the dollar value of the equity participation account based on Common Stock value as of the date of determination of the installment payment, divided by the number of installments then remaining to be paid. Upon a change in control (as defined in the Equity Plan) benefits under the Equity Plan immediately vest. The Board of Directors believes that the Equity Plan will further align the interests of the directors with the interests of the stockholders by making this part of the directors' benefits dependent upon the value of the Common Stock.

        REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

  The Compensation Committee of the Board of Directors has furnished the following report on executive compensation applicable to employees elected as executive officers of Northrop Grumman. The Compensation Committee is comprised exclusively of outside directors.

Compensation Philosophy

  Northrop Grumman's executive compensation program is designed to promote recruitment and retention of key employees of exceptional ability and to motivate superior performance. It is comprised of linked plans that encourage and reward participants for achieving outstanding performance, financial results exceeding specific thresholds, and long-term prosperous growth.

  Major components of executive compensation are at risk and vary directly in their amount with each executive's impact on desired business results. Successful accomplishment of business goals in both annual operating performance and resulting stockholder value can produce significant individual rewards. Failure to attain business goals will have a negative effect on rewards.

  In addition to variations attributable to individual performance against business goals and Northrop Grumman performance, executive total compensation is influenced directly by competitive considerations. Base salaries of executives are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. Annual incentive compensation and long-term incentive stock compensation vary with individual job level, scope and overall influence on Northrop Grumman's business results and individual, business element and Northrop Grumman performance.

  Normalized for these individual variations, annual total cash compensation-- the sum of base salary and annual incentive compensation--will be lower than competitive market median in years of below target performance and above competitive market median in years performance exceeds target.

Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code generally limits the tax deduction to $1 million for compensation paid to the corporation's chief executive officer and the four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit.

  In December 1998, the Compensation Committee approved amendments to the Incentive Compensation Plan to comply with the performance based criteria of
Section 162(m) and, in May 1999, stockholders adopted the amended and restated Incentive Compensation Plan. As a result, compensation paid under the Incentive Compensation Plan for 1999 and thereafter should be deductible.

Measuring Northrop Grumman Performance

  Consistent with Northrop Grumman's business plan, management in each organizational element prepares and submits for assessment an Annual Operating Plan containing Financial and Supplemental Goals together with defined performance measures and numerical weights.

  . Financial Goals focus on operating earnings, cash flow and stockholder value metrics.

  . Supplemental Goals focus on such factors as customer satisfaction, new product development, new business initiatives, productivity, quality improvement, workplace diversity, management development, and environmental management.

  Annually, the Compensation Committee reviews, approves or--at its discretion--modifies the CEO's written proposal of goals and numerical values for Performance Measurement Factors. Performance highlights against 2000 goals can be found below in Chief Executive Officer 2000 Compensation.

  For Performance Year 2000 the Compensation Committee established Performance Measurement Factors addressing Stockholder Value Creation, Pre-tax Return on 3-Year Average Stockholder Equity, Cash Flow and Supplemental Goals in order to judge Northrop Grumman's performance and that of executive officers.

Determining Competitive Compensation

  In determining base salaries and incentive compensation for the Named Executive Officers, sources of competitive compensation information are independent surveys of industry peer companies. Peer companies include:

  . Companies comprising the aerospace and defense group depicted in the performance graph in the Shareowner Return Performance Presentation following this Report and other companies designated by the Compensation Committee.

  Northrop Grumman uses executive surveys provided by Hewitt Associates, Towers Perrin and Frederic W. Cook, Inc., as well as periodic custom surveys of companies selected by the Compensation Committee to assess competitiveness of executive compensation.

Establishing Executive Compensation

  Northrop Grumman's executive compensation program includes the following linked elements:

  .  Base Salary

  .  Annual Incentive Compensation

  .  Long-Term Incentive Compensation.

 Base Salary

  Annually, the Compensation Committee reviews, and accepts or modifies as it deems appropriate, base salary recommendations submitted by the CEO for executive officers (other than the CEO). Separately, the Compensation Committee reviews the CEO's base salary, giving consideration to competitive compensation data, its assessment of past performance and its expectation of future contributions. The Board then approves or modifies the Compensation Committee's recommendations for executive officers and the CEO.

 Annual Incentive Compensation

  Executive officers are eligible for incentive compensation annually under Northrop Grumman's stockholder-approved 1973 Incentive Compensation Plan as amended. Performance criteria, as approved by shareholders, include objective tests of financial performance. The Committee appropriates an amount (Tentative Appropriated Incentive Compensation) to the Plan equal to 3% of Northrop Grumman's income before income taxes. However, no appropriation shall be made with respect to any Performance Year that would reduce the pre-tax return on stockholder equity below 10%, or in which no dividend is declared on common stock.

  As stipulated by the Plan, the maximum potential individual incentive compensation award for a Performance Year for an executive officer shall be the lesser of $3,000,000 or the respective percentage of Tentative Appropriated Incentive Compensation, as follows:

       Chief Executive Officer:            30.0%
       Each Other Section 162(m) Officer:  17.5%

  Accompanying his annual performance report, the CEO submits recommendations to the Compensation Committee for individual incentive awards for the executive officers, except the CEO, which reflect judgments as to contributions to the accomplishment of annual goals and Northrop Grumman's long-term business plan. Separately, the Compensation Committee considers an incentive compensation award for the CEO based on its assessment of performance.

  As part of this process, the Compensation Committee reviews the amount of the total Tentative Appropriated Incentive Compensation for that Performance Year and in its sole discretion may reduce (but not increase) that amount after taking into account the overall performance of Northrop Grumman in the attainment of predetermined financial and non-financial objectives selected by the Compensation Committee. Each executive officer's Incentive Compensation award is based upon the foregoing and the Compensation Committee's assessment of the individual's performance. The incentive compensation awards for the executive officers and the CEO must be ratified by the Board.

 Long-Term Incentive Compensation

  The 1993 Long Term Incentive Stock Plan and the proposed 2001 Long Term Incentive Stock Plan provide flexibility to grant awards in a variety of forms including stock options, restricted stock rights (RSRs) and restricted performance stock rights (RPSRs). The purpose of this form of compensation is to establish long-term performance horizons for participants. By promoting ownership of Northrop Grumman's common stock, the Stock Plans create stockholder-managers interested in the sustained growth and prosperity of Northrop Grumman.

  In 1998, to further promote alignment of management and stockholder interests, the Board adopted Stock Ownership Guidelines for the CEO and other officers of Northrop Grumman. These guidelines contemplate that officers own Northrop Grumman stock denominated as a percentage of their annual salaries, accumulated over a 3-year period: seven times annual salary for the CEO; three times annual salary for other elected officers; one and one-half times annual salary for appointed officers.

  No regular awards of Options or Restricted Stock were granted to executive officers or the CEO during 2000. The last regular awards were granted in 1999 to the CEO and Named Executive Officers. The next grant of stock options is scheduled to occur in June 2001. If approved by shareholders, the proposed 2001 Long Term Incentive Stock Plan will govern awards issued in June.

2000 Chief Executive Officer Compensation

  After considering executive compensation survey data from nationally recognized survey sources, the Committee recommended and the Board approved a salary increase for Mr. Kresa consistent with its pay philosophy.

  In considering the performance of Mr. Kresa and establishing his annual incentive compensation, the Committee reviewed the overall performance of Northrop Grumman against the 2000 financial and supplemental goals and Mr. Kresa's contributions during the year. The Committee noted that Northrop Grumman exceeded all of the Performance Measurement Criteria set forth at the beginning of the period. Additionally, the Committee recognized that under Mr. Kresa's leadership:

  . The year was highlighted by operational excellence and successful execution of Northrop Grumman's strategic plan to position itself as a premier provider of systems to meet customers needs for defense electronics, systems integration, information systems, precision strike, reconnaissance/intelligence and unmanned vehicles.

  . Solid growth occurred with strong performance in all major programs. Overall, contract acquisitions increased by 20% to $9.2 billion. Backlog increased to $10.1 billion.

  . Presence in the international market was strengthened by virtue of major contract awards, new international teaming arrangements and joint ventures. Electronic Sensors and Systems Sector was responsible for the UAE F-16 radar system and partnering with Boeing for the Australian Wedgetail. The strategic relationship between the Integrated Systems Sector and EADS expands international market access based on sharing technologies and capabilities.

  . Domestic military wins included the F/A-18 MYP program, Vertical Takeoff Unmanned Air Vehicle (VTUAV), Airborne Laser Mine Detection System (ALMDS)--a potential new product line, JOINT Stars Total Systems Support, and several important development contracts built on Northrop Grumman's leadership position in unmanned systems.

  . Logicon won a record level of new contracts worth over $2 billion during the year from a wide spectrum of customers.

  . Cash Management was outstanding with approximately $975 million generated and net debt reduced by $750 million providing the financial strength to pursue strategic mergers and acquisitions to enhance Northrop Grumman's three growth engines--systems integration, defense electronics and information technology. Northrop Grumman exceeded its targeted performance goal for improvement in Warranted Equity Value.

  . The successful acquisition and integration of Comptek Research Inc., Federal Data Corporation and Sterling Software's Federal Systems Group served to augment Northrop Grumman's core business strengths.

  . The sale of the aerostructures business provided extra financial flexibility to pursue additional strategic opportunities that was culminated by successful negotiations leading to the agreement to acquire Litton Industries.

  Based on its assessment, the Compensation Committee determined and the Board ratified an incentive compensation award for Mr. Kresa for 2000 as depicted in the Summary Compensation Table.

             THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE

                         JOHN T. CHAIN, JR., CHAIRMAN
                               JACK R. BORSTING
                                ROBERT A. LUTZ
                                JOHN E. ROBSON
                             RICHARD J. STEGEMEIER

                            AUDIT COMMITTEE REPORT

  In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Northrop Grumman to the shareholders and the Securities and Exchange Commission; Northrop Grumman's internal control structure; Northrop Grumman's internal and external audit process; and any other matters relating to Northrop Grumman's accounting and financial reporting process.

  During the year, the Audit Committee met seven times. In addition, the Committee Chair, as the representative of the Audit Committee, discussed with Northrop Grumman's Chief Financial Officer and Deloitte & Touche, Northrop Grumman's independent auditors, the interim financial information contained in each quarterly earnings announcement prior to its release.

  In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from Deloitte & Touche regarding the firm's independence as required under Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended by the Independence Standards Board. In addition, the Audit Committee has considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche's independence. The Audit Committee discussed with management, the internal auditors and Deloitte & Touche the quality of Northrop Grumman's internal controls. The Audit Committee reviewed the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee also reviewed with both the internal auditor and Deloitte & Touche their respective audit plans, audit scope and identification of audit risks.

  The Audit Committee discussed and reviewed with Deloitte & Touche all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees" and, with and without management present, discussed and reviewed the results of Deloitte & Touche's examination of the financial statements, along with the results of internal audit's examinations.

  The Audit Committee reviewed its charter and, after appropriate review and discussion, reaffirmed the Audit Committee Charter without amendments. A copy of the Audit Committee Charter is attached to this proxy as Exhibit A.

  The Audit Committee reviewed the audited financial statements of Northrop Grumman as of and for the year ended December 31, 2000, with management and Deloitte & Touche.

  Management has primary responsibility for Northrop Grumman's financial statements and the overall reporting process, including Northrop Grumman's system of internal controls.

  The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether these financial statements fairly present the financial position, results of operations and cash flows of Northrop Grumman in conformity with generally accepted accounting principles, and discuss with the Audit Committee any issues they believe should be raised.

  Based upon the Audit Committee's review and discussions with management and Deloitte & Touche relative to Northrop Grumman's audited consolidated statements of financial position as of December 31, 2000 and 1999 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000, the Audit Committee recommended to the Board of Directors that Northrop Grumman's Annual Report on Form 10-K include these financial statements. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of Deloitte & Touche and the Board of Directors concurred on such recommendation.

  Each of the members of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange.

Audit Committee
Dr. John Brooks Slaughter, Chair               Charles R. Larson
Jack R. Borsting                               Aulana L. Peters
Vic Fazio                                      Richard J. Stegemeier

Stockholder Return Performance Presentation

  The line graph below compares the relative change for the five year period ended December 31, 2000 in the cumulative total stockholder return on Northrop Grumman's Common Stock against the cumulative total return of the S&P Composite-500 Stock Index, and the S&P Aerospace/Defense Index comprised of The Boeing Company, General Dynamics Corporation, B.F. Goodrich, Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company (B), Rockwell International Corporation and United Technologies Corporation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                      AMONG NORTHROP GRUMMAN CORPORATION,
                   S&P 500 INDEX S&P AEROSPACE/DEFENSE INDEX
                          [GRAPH OF NORTHROP GRUMMAN]

Measurement Period           NORTHROP       S&P          S&P
(Fiscal Year Covered)        GRUMMAN        500 INDEX    AEROSPACE/DEFENSE
-------------------          ----------     ---------    -----------------
Measurement Pt-1995          $100           $100         $100
FYE 1996                     $132           $123         $129
FYE 1997                     $186           $163         $134
FYE 1998                     $121           $210         $123
FYE 1999                     $ 92           $253         $120
FYE 2000                     $144           $230         $169

                            EXECUTIVE COMPENSATION

  The table below shows the annual and long-term compensation for services in all capacities to Northrop Grumman for the years ended December 31, 1998, 1999 and 2000 of the Named Executive Officers at December 31, 2000:

                          SUMMARY COMPENSATION TABLE

                                      Annual Compensation                    Long-Term Compensation
                              ---------------------------------------   ----------------------------------
                                                                               Awards            Payouts
                                                                        ---------------------   ----------
                                                            Other       Restricted Securities
        Name and                                            Annual        Stock    Underlying               All Other
       Principal                                         Compensation    Award(s)   Options/       LTIP    Compensation
        Position         Year Salary($)(1) Bonus($)          ($)         (2) ($)    SARs(#)     Payouts($)    ($)(3)
       ---------         ---- ------------ ---------     ------------   ---------- ----------   ---------- ------------
1) KENT KRESA..........  2000  1,009,615   2,800,000        61,545(4)                89,125(5)   397,513      6,800
  Chairman of the Board, 1999    936,346   1,400,000       296,420(6)   1,384,250                             6,400
  President and Chief    1998    900,000           0        50,068(7)               200,000         *         6,400
  Executive Officer

2) RICHARD B. WAUGH,
   JR..................  2000    460,192     800,000                                 25,602(5)   162,250      6,800
 Corporate Vice          1999    436,154     400,000                      565,000                             6,400
 President and           1998    390,885      92,000        56,217(8)     329,062    75,000         *         6,400
 Chief Financial
 Officer

3) JAMES G. ROCHE......  2000    474,231     825,000        60,667(9)                            162,250      6,800
 Corporate Vice          1999    444,231     425,000        65,299(10)    565,000                             6,400
  President and          1998    385,731     111,000        63,527(11)    329,062    75,000         *         6,400
  President Electronic
  Sensors and
  Systems Sector

4) HERBERT W. ANDERSON.  2000    403,269     700,000                                             146,025      6,800
 Corporate Vice          1999    369,231     575,000(12)                  508,500     7,500                   6,400
  President,             1998    306,827     182,000(12)                  263,250    60,000         *         6,400
  President and Chief
  Executive Officer,
  Logicon, Inc.

5) RALPH D. CROSBY,
   JR..................  2000    464,231     925,000(13)    90,873(14)                           162,250      6,800
  Corporate Vice         1999    436,154     400,000        59,814(15)    565,000                             6,400
  President and          1998    357,693      50,000                      329,062    75,000         *         6,400
  President, Integrated
  Systems Sector

-------
 (1) The amounts listed in this column do not include amounts paid for vacation hours accrued but not used for the following individuals in the following years: Mr. Kresa: $15,966 in 2000; Mr. Waugh: $29,927 in 2000, $12,100 in 1999, $9,109 in 1998; Dr. Roche: $26,318 in 2000, $23,468 in
      1999, $16,053 in 1998; Mr. Anderson: $7,786 in 2000, $1,062 in 1999,
      $1,292 in 1998; and Mr. Crosby: $4,185 in 1998.

 (2) At December 31, 2000, (i) Mr. Kresa owned 19,600 RSRs with a value of $1,626,800; (ii) Mr. Waugh owned 8,000 RSRs with a value of $664,000 and 4,500 time-vested RPSRs with a value of $373,500; (iii) Dr. Roche owned 8,000 RSRs with a value of $664,000 and 4,500 time-vested RPSRs with a value of $373,500; (iv) Mr. Anderson owned 7,200 RSRs with a value of $597,600 and 4,050 time-vested RPSRs with a value of $336,150; and (v) Mr. Crosby owned 8,000 RSRs with a value of $664,000 and 4,500 time-vested RPSRs with a value of $373,500. The RSRs vest over a five-year period with 20% of the total grant vesting one year after the date of grant and 20% vesting annually thereafter. There are no dividends paid on RSRs. Time-vested RPSRs vest one-third three years prior to the end of the payment period and one-third annually thereafter. Dividends are paid on RPSRs in the form of additional shares of stock. The time-vested RPSRs reflected in this column were previously disclosed in respect of the year of grant in the proxy statements for years 1999 or 2000.

 (3) "All Other Compensation" consists of Northrop Grumman contributions to the Northrop Grumman Savings and Investment Plan for the Named Executive Officers.

 (4) Amount includes $21,015 for car allowance and $16,750 for tax preparation services.

 (5) All option grants in 2000 to Messrs. Kresa and Waugh were "re-load" grants as more fully described on page 19 under the heading "Option Grants in Last Fiscal Year."

 (6) As a result of Northrop Grumman's decision in 1997 to relocate its corporate offices to Northern Virginia and the subsequent abandonment of that decision following the termination of the proposed merger with Lockheed Martin Corporation, Northrop Grumman in 1999 paid $211,200 to a third party relocation company in connection with the relocation company's purchase (at appraised value) of the Alexandria, Virginia house that Mr. Kresa had purchased in connection with the planned Corporate office move. It also paid $31,229 to transport Mr. Kresa's household goods to California under its applicable policies.

 (7) Amount includes $20,464 for car allowance and $17,526 for premium amounts paid on behalf of Mr. Kresa for life, accidental death and dismemberment, medical, dental and long-term disability insurance.

 (8) Amount includes $17,295 for car allowance, $15,000 for income tax preparation services and $18,838 for premium amounts paid on behalf of Mr. Waugh for life, accidental death and dismemberment, medical, dental and long-term disability insurance.

 (9) Amount includes, among other items, $16,423 for car allowance.

(10) Amount includes, among other items, $16,571 for spouse travel.

(11) Amount includes, among other items, $15,934 for car allowance.

(12) In connection with the merger with Logicon, Inc. and Northrop Grumman's desire to retain certain key employees, Northrop Grumman paid Mr. Anderson bonus compensation equal to 33 1/3% of his pre-merger base salary one year following the merger and 66 2/3% of pre-merger base salary two years following the merger. Under this arrangement, Mr. Anderson received $90,000 in 1998 and $180,000 in 1999.

(13) Includes $100,000 special award to Mr. Crosby as a key participant in Northrop Grumman's acquisition and divestiture activities and associated transition efforts.

(14) Amount includes, among other items, $35,597 for spouse travel and $26,032 for gross-up.

(15) Amount includes $17,940 for car allowance and $18,947 for spouse travel.

  * Upon the February 26, 1998 shareholder vote in favor of the proposed merger of Northrop Grumman with Lockheed Martin Corporation (the "Merger Vote"), the unvested RPSRs under the 1993 Stock Plan vested and became distributable. In response to these accelerations, the Compensation Committee and the Board of Directors adopted a program ("Program") to preserve the incentive and employee-retention benefits of such amounts. The Program involved placing in escrow the net shares of Northrop Grumman stock issued to the executive officers after the acceleration. Fifty percent of the number of RPSRs that vested upon the shareholder vote were issued, and the remaining fifty percent was deemed tax owed with respect to the vested RPSRs. Of the fifty percent deemed tax owed, any amount in excess of the amount each executive officer previously instructed Northrop Grumman to withhold for taxes was paid to the executive officer in cash. The shares issued were placed in escrow pursuant to the terms of the Program as described on Page 23, and remained subject to the risks of forfeiture, company performance and overall market conditions until the expiration of the escrow period and the release of those shares on March 1, 2000.

     The 1993 Stock Plan provides for release of RPSRs in annual interim installments in the third and fourth years, with final reconciliation in the fifth year in the event payments are then due to the executive. For the Named Executive Officers, the numbers of shares placed in escrow and the aggregate dollar value of RPSR shares which vested under the 1993 Stock Plan are as follows:

     Mr. Kresa, 43,926 shares, $12,145,539; Mr. Waugh, 13,276 shares,
     $3,670,952; Dr. Roche, 12,328 shares, $3,408,554; Mr. Anderson, 11,899 shares, $3,290,074; and Mr. Crosby, 12,365 shares, $3,418,923. The dollar amounts of the RPSR shares that accelerated were calculated using the vesting date price per share of $138.25. On March 1, 2000, the date the escrow period expired, the price of a share of Northrop Grumman stock was $43.8125.

                       OPTION GRANTS IN LAST FISCAL YEAR

  There were no stand-alone grants of stock options in 2000 and the table below shows individual "re-load" grants of stock options made in 2000 to Named Executive Officers.

                       Option Grants in Last Fiscal Year


                                                                                           Potential Realizable Value
                                                 Individual Grants                           At Assumed Annual Rates
                          ---------------------------------------------------------------- of Stock Price Appreciation
                          Number of Securities  % of Total Options  Exercise or                for Option Term (2)
                           Underlying Options  Granted to Employees Base Price  Expiration ---------------------------
                            Granted (#) (1)       in Fiscal Year      ($/Sh)       Date       5% (#)       10% ($)
                          -------------------- -------------------- ----------- ---------- ---------------------------
Kent Kresa..............         23,059                3.45           73.0625    11/18/03       265,558        557,652
                                 29,375                4.39           73.0625    12/21/04       462,522        996,056
                                 36,691                5.48           70.875     11/16/05       718,463      1,587,616
Richard B. Waugh, Jr. ..          3,327                0.50           45.9375     7/19/00         7,642         15,283
                                  4,349                0.65           45.9375    11/18/03        27,178         55,682
                                  5,772                0.86           45.9375    11/18/02        31,491         66,128
                                  5,251                0.78           57.125     11/18/03        47,282         99,288
                                  6,903                1.03           57.125     12/21/04        84,981        183,010

--------
(1) All option grants in 2000 to Named Executive Officers were made pursuant to a provision in the 1993 Plan that provides for the award of a new option when the exercise price of an existing option has been paid by tendering shares of Common Stock to Northrop Grumman. These new option grants are limited to the number of shares tendered at the exercise and the shares withheld for taxes, with the "re-load" option purchase price set at the then fair market value and never extend beyond the remaining term of the option exercised.
(2) The potential realizable value of each grant of options assuming that the market price of Northrop Grumman's Common Stock from the date of grant to the end of the option term (between one and five years, as applicable) appreciates in value at an annualized rate of 5% and 10%.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                              Value of
                                                                                            Unexercised
                                                                        Number of           In-the-Money
                                                                  Securities Underlying      Options at
                                                                 Unexercised Options at      FY-End($)
                          Shares Acquired on                            FY-End(#)           Exercisable/
Name                         Exercise (#)    Value Realized ($) Exercisable/Unexercisable Unexercisable(1)
----                      ------------------ ------------------ ------------------------- ----------------
Kent Kresa..............       116,400           3,068,800           184,123/150,002        1,078,441/0
Richard B. Waugh, Jr. ..        36,942            714,061              67,810/56,250        1,133,494/0
James G. Roche..........          0                  0                 41,250/56,250          291,250/0
Herbert W. Anderson.....        1,720             104,598              53,900/52,500        1,090,725/0
Ralph D. Crosby, Jr. ...          0                  0                 58,650/56,250        1,079,400/0

--------
(1) Based on the market value at December 31, 2000 of $83.

Pension Plans

  For purposes of illustration, the following table shows the amount of annual retirement benefits that would be accrued at age 65 under the Northrop Grumman Pension Plan (the "Pension Plan"), as supplemented by the Northrop Corporation ERISA Supplemental Plan 1 ("ERISA 1") and the ERISA Supplemental Program 2 ("ERISA 2") (collectively, the "Supplemental Retirement Plans").

   Annual
  Average
Compensation
 (highest 3                          Years of Benefit Service
years out of  ----------------------------------------------------------------------
  last 10)       5        10       15        20         25         30         35
------------  -------- -------- -------- ---------- ---------- ---------- ----------
 $  100,000   $  8,300 $ 16,700 $ 25,000 $   33,300 $   41,700 $   50,000 $   50,000
    150,000     12,500   25,000   37,500     50,000     62,500     75,000     75,000
    200,000     16,700   33,300   50,000     66,700     83,300    100,000    100,000
    250,000     20,800   41,700   62,500     83,300    104,200    125,000    125,000
    300,000     25,000   50,000   75,000    100,000    125,000    150,000    150,000
    400,000     33,300   66,700  100,000    133,300    166,700    200,000    200,000
    500,000     41,700   83,300  125,000    166,700    208,300    250,000    250,000
    600,000     50,000  100,000  150,000    200,000    250,000    300,000    300,000
  1,000,000     83,300  166,700  250,000    333,300    416,700    500,000    500,000
  1,400,000    116,700  233,300  350,000    466,700    583,300    700,000    700,000
  1,800,000    150,000  300,000  450,000    600,000    750,000    900,000    900,000
  2,200,000    183,300  366,700  550,000    733,300    916,700  1,100,000  1,100,000
  2,600,000    216,700  433,300  650,000    866,700  1,083,300  1,300,000  1,300,000
  3,000,000    250,000  500,000  750,000  1,000,000  1,250,000  1,500,000  1,500,000

  Compensation covered by the plans for executive officers is substantially equivalent to salary and bonuses as reflected in the Summary Compensation Table. Benefit Service earned after January 1, 1995 in excess of 30 years will not be taken into account for accrual of retirement benefits. Benefits payable under the Supplemental Retirement Plans have been secured through the establishment of two grantor trusts. The credited years of service under the Pension Plan and Supplemental Retirement Plans of the five individuals named in the Summary Compensation Table are as follows: Mr. Kresa, 26 years; Mr. Waugh, 22 years; Dr. Roche, 17 years; Mr. Anderson, 16 years; and Mr. Crosby, 20 years. Benefits are calculated on a straight life annuity basis at selected compensation levels and years of service reflected in the table above. The listed benefit amounts are not subject to any reduction for Social Security benefits or other offset amounts.

  Northrop Grumman maintains a Supplemental Retirement Income Program for Senior Executives ("SRI"), under which certain employees are designated by the Board of Directors to receive benefits in lieu of benefits otherwise payable under the Pension Plan and the Supplemental Retirement Plans. The amount of the supplemental benefit under the SRI is equal to the greater of (1) the participant's benefit under the Pension Plan calculated without regard to the limits imposed under Sections 415 and 401(a)(17) of the Code, or (2) a fixed percentage of the participant's final average salary (which term includes bonus and is based on the highest 3 years out of the last 5) equal to 30% at age 55, increasing 4% for each year up to and including age 60, and increasing 2% for each year beyond age 60 to 65, in each case offset by the benefit allowable under the Pension Plan. Mr. Kresa, who is eligible to receive an annual benefit (estimated to be $1,566,675 payable at age 65, assuming continued employment and based upon estimated levels of final average salary) under SRI, is the only Named Executive Officer currently participating in the SRI. SRI eligibility, in addition to designation by the Board of Directors requires the attainment of age 55 and 10 years of vesting service. The vesting service requirement may be waived by the CEO.

  On February 25, 1998, the Northrop Grumman Board adopted the CPC Supplemental Executive Retirement Program (the "CPC SERP"). The CPC SERP is applicable to elected officers who report directly to the CEO (which group currently consists of eight elected executive officers of Northrop Grumman as of January 1, 2000). The CPC SERP provides to each participant a pension accrual of 1.667% of final average pay for each year or portion thereof that the participant has served as an elected officer reporting to the CEO. The total accrual percentage under the CPC SERP cannot exceed the greater of 1) 10% or 2) the percentage necessary for the participant to receive an annuity of 50% of final average salary when all pension benefits are taken in total. This provides a pension accrual to the elected officer for the period that he has served as such, in addition to regular pension benefits payable from Northrop Grumman's tax qualified and supplemental retirement plans on the basis of all creditable years of service. The benefits paid from this plan are paid in a lump sum or in installments upon termination of employment. The amount is the actuarial equivalent of the straight life benefit beginning on the retirement date. The compensation used in the calculation of benefit is the same as for the qualified plan. The pension table is applicable if benefit years of service is considered only for CPC Service. The CPC service years for the four Named Executive Officers who report directly to the CEO are as follows: Mr. Waugh 8.08, Dr. Roche, 8.58, Mr. Anderson 6.00, and Mr. Crosby, 6.58.

Change in Control Arrangements

  March 2000 Special Agreements. Effective March 1, 2000, Northrop Grumman entered into special severance agreements (the "March 2000 Special Agreements") with its executive officers, including Messrs. Kresa, Waugh, Roche, Anderson and Crosby. The purpose of the March 2000 Special Agreements is to encourage these key executives to continue to carry out their duties in the event of the possibility of a change in control of Northrop Grumman.

  The March 2000 Special Agreements are generally effective until February 28, 2003. The term of the March 2000 Special Agreements will be extended for additional one-year periods until notice is given by Northrop Grumman that the agreements will terminate. If a Change in Control (as defined below) occurs during the term of the agreements, the term of the agreements will not end earlier than two years following the Change in Control. The March 2000 Special Agreements replace Northrop Grumman's "Special Agreements" that generally were entered into in August 1996 and terminated in February 2000.

  Under the March 2000 Special Agreements, a "Change in Control," is generally deemed to occur when (1) certain persons acquire more than 33 1/3% of Northrop Grumman's voting securities; (2) certain majority changes in Northrop Grumman's Board of Directors occur during a 24-month period; (3) Northrop Grumman is liquidated or all or substantially all of Northrop Grumman's assets are sold in one or a series of related transactions; or (4) Northrop Grumman is merged, consolidated, or reorganized and Northrop Grumman's stockholders before the event do not own more than 50% of the voting stock of the resulting or surviving entity.

  Executives are entitled to severance benefits under the March 2000 Special Agreements only (1) upon a termination of the executive's employment that constitutes a Qualifying Termination (as defined below), and (2) only if the termination occurs during a Protected Period (as defined below) prior to a Change in Control or in the 24-month period following a Change in Control. A "Qualifying Termination" generally means that the executive's employment by Northrop Grumman is terminated for any reason other than Cause (as defined below) or by the executive for Good Reason (as defined below), that Northrop Grumman breaches the agreement, or that a successor breaches or fails to assume the agreement.

  The "Protected Period" is the period of time that the executive is entitled to severance protections under the March 2000 Special Agreement prior to a Change in Control. Depending on the nature of the Change in Control, the Protected Period may commence as early as six months prior to a Change in Control event.

  The March 2000 Special Agreements define "Cause" as: (1) the executive's conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony; or (2) the willful engaging by the executive in misconduct which would have resulted in the executive's termination by Northrop Grumman under its policies and practices applicable to the executive on September 1, 1999. However, no act or failure to act, on an executive's part, will be considered "willful" for this purpose unless done, or omitted to be done, by the executive not in good faith and without reasonable belief that the act or omission was in the best interest of Northrop Grumman.

  "Good Reason" is defined in the March 2000 Special Agreements to include:
(1) certain material reductions in the nature or status of the executive's authorities, duties and/or responsibilities (when such authorities, duties, and/or responsibilities are viewed in the aggregate); (2) a reduction of the executive's base salary as in effect on the date of the agreement or as increased thereafter; (3) a significant reduction of the executive's aggregate incentive opportunities under the Northrop Grumman short and/or long term incentive programs as such opportunities exist on the date of the agreement or as increased thereafter; (4) Northrop Grumman's failure to maintain the executive's relative level of coverage and accruals under Northrop Grumman's employee benefit and/or retirement plans, policies, practices or arrangements in which the executive participates as of the date of the agreement; (5) the failure of Northrop Grumman to obtain a satisfactory agreement from any successor to assume and agree to perform Northrop Grumman's obligations under the agreement; and (6) any purported termination of the executive's employment with Northrop Grumman that is not effected pursuant to the procedures set forth in the agreement. If an executive is a vice president, the executive's loss of vice president status (other than a promotion to a higher level office) will constitute Good Reason. In addition, if an executive reports directly to the Northrop Grumman Chief Executive Officer immediately prior to the start of the Protected Period, Good Reason will be deemed to exist if the executive's reporting relationship is changed such that the executive does not report to one of the following: the Chairman of the Northrop Grumman Board of Directors, or the Northrop Grumman Chief Executive Officer, President, or Chief Operating Officer.

  Severance benefits generally consist of: (1) an amount equal to three times the executive's highest annualized base salary earned with respect to the three full fiscal years prior to the date of the termination of the executive's employment; (2) an amount equal to three times the greater of (a) the average of the executive's bonus earned with respect to the three full fiscal years prior to the date of the termination of the executive's employment or (b) the executive's target annual bonus established for the bonus plan year during which the executive's termination occurs; (3) an amount equal to the executive's unpaid base salary and accrued vacation pay through the effective date of termination, together with a pro rata portion of the executive's target bonus for the bonus plan year during which termination occurs; (4) continuation for 36 months following the effective date of termination of all benefits pursuant to all welfare benefit plans under which the executive or his family is eligible to receive benefits as of the effective date of the Change in Control, and further continuation of medical benefits for the lives of the executive and his spouse; (5) a lump sum cash payment representing the present value of the executive's benefits accrued under Northrop Grumman's qualified defined benefit pension plan and supplemental retirement plans (calculated as though the executive's employment had continued for three years) offset by the actuarial present value equivalent of the benefits payable to the executive from Northrop Grumman's qualified defined benefit pension plan accrued through the effective date of termination; and (6) a lump sum cash payment equal to the entire balance of the executive's deferred compensation, if any, together with any interest thereon. Executives had the ability to elect, on or before March 1, 2000, an override of the benefit described in clause (5). If an executive elected an override, his or her supplemental retirement plan benefits will be paid in accordance with the provisions of those plans rather than an automatic lump sum payment.

  The March 2000 Special Agreements also provide that if, following a Change in Control, excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") apply to payments made under the March 2000 Special Agreements or other plans or agreements, the executive will be entitled to receive an additional payment (net of income, Medicare and excise taxes) to compensate the executive for any excise tax imposed.

  Long-Term Incentive Stock Plans. The 1993 Stock Plan and the 1987 Stock Plan (collectively, the "Stock Plans"), permit grants to selected employees of Northrop Grumman consisting of stock options ("Stock Options"), RPSRs, RSRs and RASs. A Stock Option granted under the Stock Plans is a right to purchase a number of shares of Common Stock for a specified period of time at a price per share not less than the fair market value on the date of grant. An RPSR is a right to receive a number of shares of Common Stock on a specified future date conditioned upon continued employment and Northrop Grumman's achievement of specified performance in relation to a list of peer companies. RSRs are the right to receive a specified number of shares of Common Stock contingent upon continued employment with Northrop Grumman and other terms set forth in the Stock Plans. RASs are restricted shares of Common Stock granted under the 1987 Stock Plan.

  Prior to amendment of the 1993 Stock Plan on November 18, 1998, under the Stock Plans, a "Change in Control" had the same definition as used in the Special Agreements. Consequently, the Merger Vote constituted a "Change in Control" for purposes of the Stock Plans, and, upon the Merger Vote, (a) all Stock Options under the Stock Plans outstanding as of February 26, 1998 vested and became fully exercisable; (b) the RPSRs under the Stock Plans outstanding as of February 26, 1998 vested and became payable in shares of Northrop Grumman Common Stock, which payment is calculated based upon attainment of certain stock price performance targets; and (c) the RSRs and RASs under the Stock Plans outstanding as of February 26, 1998 vested and became distributable.

  On November 18, 1998, the Board amended the 1993 Stock Plan to provide that the vesting of stock options would not accelerate upon a vote of the Stockholders approving a change in control of Northrop Grumman. Rather, options would accelerate: (i) if a successor company failed to continue those options; or (ii) if continued only following both an actual close of a change in control transaction and either termination of an option holder not for Cause or termination by an option holder for Good Reason. Following a change in control, RPSRs would accelerate only prorated on time lapsed from the start of the performance period for which they were granted.

  1998 Restricted Stock Rights Plan. In response to the acceleration of RPSR, RSR and RAS stock awards under the Stock Plans caused by the Merger Vote, the uncertainty created by the Government's decision to challenge the Merger on antitrust grounds and Northrop Grumman's agreement to defer the closing of the Merger pending resolution of the Government's antitrust challenge, the Compensation Committee and the Board of Directors of Northrop Grumman concluded that it was appropriate to adopt a program that would undertake to ensure that receipt by Northrop Grumman's executive officers and key employees of shares ("Shares") of Common Stock issuable pursuant to the RPSR, RSR and RAS stock awards would not adversely affect their incentive to serve Northrop Grumman's and the stockholders' best interests. The Compensation Committee and the Board of Directors also concluded that a program pursuant to which the Shares were placed into escrow for a period of time would have the effect of creating an incentive for such persons to remain with Northrop Grumman and to create additional value in Northrop Grumman in other ways in the event that the Merger was not consummated. Accordingly, on March 24, 1998, the Board of Directors adopted the 1998 Restricted Stock Rights Plan and related Ownership Retention Agreements (the "1998 Plan"). All executive officers of Northrop Grumman (including the Named Executive Officers) voluntarily agreed to participate in the 1998 Plan and placed their Shares (net of tax withholding as described below) into escrow until the earlier of (i) March 1, 2000, (ii) a "Change in Control" (which includes consummation of the Merger) or (iii) the executive officer's death, qualifying Retirement (as defined therein) subsequent to March 1, 1999, disability or termination by Northrop Grumman other than for Cause. They also agreed to forfeit their Shares if they voluntarily left Northrop Grumman other than for Good Reason (which has the same definition as in the Special Agreements) or if they were terminated for Cause. Pursuant to the 1998 Plan, applicable tax owed with respect to receipt of the Shares was deemed to equal the value of the remaining fifty percent of vested Shares as of the vesting date (February 26, 1998), with any amount in excess of the amount the executive officers previously instructed Northrop Grumman to withhold for taxes paid to the executive officer in cash.

  The 1998 Plan also applied to the vested Shares received by Northrop Grumman key employees other than executive officers, with the addition that, any key employee who voluntarily placed his or her Shares into escrow, also received an award of additional shares ("Additional Shares") of Common Stock when the Merger had not been consummated on or prior to July 1, 1998. The awards made to key employees consisted of a restricted stock right (the "Right") to receive subject to the terms and conditions of the 1998 Plan, a number of Additional Shares equal to 14.5% of the total number of his or her Shares (29% of the shares placed in escrow). As stated on page 18, the escrow period ended and the shares were released on March 1, 2000. The 1998 Plan terminated on March 24, 2000.

Northrop Grumman Estate Enhancement Program (the "Estate Program")

  The Estate Program at present provides Mr. Kresa with the ability to elect, as an investment alternative under the Northrop Grumman Executive Deferred Compensation Plan (the "Executive Deferred Compensation Plan") to have all or a portion of his deferral account balance converted to the Estate Program.

  The amount and type of coverage under the life insurance policy is specified in an individual agreement with Mr. Kresa. Northrop Grumman retains a collateral assignment of the cash value of the policy. Upon the death of Mr. Kresa and his wife, Northrop Grumman will receive the greater of the cash accumulation value of the policy or the premiums paid for the policy, and Mr. and Mrs. Kresa's beneficiaries will receive the remaining amount. Alternatively, certain persons designated by Mr. Kresa may elect to transfer ownership of the policy to Northrop Grumman, in which case death benefits to the beneficiaries will be paid out of the corporation's general funds.

  In the event of a Change in Control (as defined in the Estate Program), the Estate Program becomes irrevocable, and the Company must transfer the ownership of Mr. Kresa's policy to an irrevocable trust. Northrop Grumman or its successor will continue to be responsible for any obligations under the Estate Program not paid by the trust or for obligations that the trust's assets are insufficient to cover.

  As of January 1, 2001, Mr. Kresa was the only participant in the Estate Program. Under Mr. Kresa's agreement, a $10 million policy issued by the Travelers Life and Annuity Company covers Mr. Kresa and his wife, Joyce A. Kresa. Northrop Grumman paid $2.175 million in premiums attributable to the investment of Mr. Kresa's deferral amounts under the Executive Deferred Compensation Plan. Upon the death of the last surviving of Mr. and Mrs. Kresa, any amounts received by Northrop Grumman under the policy that are in excess of 200% of the premiums paid by Northrop Grumman will be remitted to Mr. and Mrs. Kresa's beneficiaries, together with the balance of Mr. Kresa's deferred compensation plan.

Certain Relationships and Related Transactions

  Ms. Peters retired as a partner of the law firm of Gibson, Dunn & Crutcher on December 31, 2000. A partner and a senior advisor of Gibson, Dunn & Crutcher are consultants for Northrop Grumman, providing analysis and advice with respect to pending and proposed legislation. The firm also provided legal counsel during 2000 in connection with various corporate matters.

  Northrop Grumman entered into a letter agreement with Dr. Ronald D. Sugar on December 21, 2000, as amended on January 31, 2001, under which Dr. Sugar was elected Corporate Vice President of Northrop Grumman, President and Chief Executive Officer of Northrop Grumman's Litton subsidiary and as a member of the Board of Directors of Northrop Grumman on April 3, 2001.

  In general, under the terms of the letter agreement, Northrop Grumman assumed the obligations under Dr. Sugar's employment and change of control agreements with Litton Industries, Inc. Under the employment agreement, if Northrop Grumman terminates Dr. Sugar's employment without cause, or if there is a constructive termination without cause, each as defined in the employment agreement, after he is elected Chief Executive Officer of Litton but before he is elected Chairman of the Board of Litton, then Dr. Sugar will be entitled to receive his accrued salary, bonus and annual incentive award through the date of termination, plus his annual base salary and incentive award for two years after termination. He will also be entitled to certain pension, insurance and welfare plan benefits. Under the change of control agreement, if Dr. Sugar's employment is terminated by Northrop Grumman other than for cause, death or disability, or if Dr. Sugar terminates his employment for good reason, each as defined in the change of control agreement, he will be entitled to receive his accrued salary, bonus and annual incentive award through the date of termination and a lump-sum severance payment equal to three times the sum of his annual base salary and bonus. Dr. Sugar will also be entitled to receive certain pension, insurance and welfare plan benefits. If any payment made to Dr. Sugar under his change of control agreement or otherwise is subject to the excise tax imposed under Section 4999 of the Internal

Revenue Code, then Dr. Sugar will be entitled to a receive an additional payment to compensate him for any excise tax imposed. In April 2001, Dr. Sugar received a special cash bonus of $857,963 under his employment agreement, as previously disclosed in Amendment No. 3 to Schedule 14D-9 of Litton Industries, Inc., filed with the SEC on February 1, 2001. In addition, upon the change of control of Litton that occurred on April 3, 2001, the vesting of Dr. Sugar's Litton stock options and restricted stock accelerated. When the Litton merger closes, these awards will be cancelled and Dr. Sugar will receive a cash payment of $17,627,758 in respect of these awards, as previously disclosed in Amendment No. 3 to Schedule 14D-9 of Litton Industries, Inc., filed with the SEC on February 1, 2001.

  Under the terms of the letter agreement with Northrop Grumman, Dr. Sugar's rights under the employment agreement and the change of control agreement were modified in two respects. First, except in limited circumstances, including if Northrop Grumman fails to pay Dr. Sugar his annual base salary or bonus or reduces or fails to make any payments due him under the employment agreement, Dr. Sugar will not be entitled to severance benefits under those agreements if he terminates his employment during the employment period commencing on the closing date of the Litton merger and ending on the later of (1) the date six months following the closing of the Litton merger or (2) December 31, 2001. Dr. Sugar's current annual base salary is $620,000, and he is guaranteed a bonus of $775,000. Dr. Sugar will retain the right to receive severance benefits if he terminates his employment after that employment period on the basis of an event that occurs during that employment period that constitutes good reason under his change of control agreement or a constructive termination without cause under his employment agreement before December 31, 2001. Second, for 30 days after that employment period, Dr. Sugar will have the right to voluntarily terminate his employment for any reason and his termination will be considered a termination for good reason under his change of control agreement and a constructive termination without cause under his employment agreement. The letter agreement with Northrop Grumman affirmed that in the event of any such termination, Dr. Sugar will be entitled to a total severance benefit under the change of control and employment agreements equal to the greater of (i) $5,000,000 or (ii) three times the sum of his annual base salary and highest bonus award during the last three full fiscal years. After the employment period, the original terms of Dr. Sugar's change of control agreement will continue through April 2, 2004, which is three years from the date that a change of control of Litton Industries occurred. The terms of the letter agreement with Northrop Grumman will only be effective if the Litton merger closes on or before December 31, 2001.

  On April 3, 2001, Dr. Sugar became entitled to receive a lump-sum payment of approximately $2,000,000 under the Litton Supplemental Executive Retirement Plan (or "SERP") and he became fully vested in all of his retirement benefits under the SERP. In addition, on April 3, 2001, all of Dr. Sugar's benefits under Litton's Restoration Plan, an unfunded, nonqualified retirement plan, became fully vested and he became eligible to receive a payout of approximately $775,000 under that plan. Dr. Sugar also has a loan of $600,000 currently outstanding under Litton's Incentive Loan Program. Under the terms of the merger agreement with Litton, Northrop Grumman will not demand repayment of Dr. Sugar's loan before December 31, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires Northrop Grumman's officers and directors, and persons who own more than ten percent of a registered class of Northrop Grumman's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish Northrop Grumman with copies of all Forms 3, 4 and 5 they file.

  Northrop Grumman believes that all its officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements for 2000 transactions. This is based on Northrop Grumman's review of copies of Forms 3, 4 and 5 it has received and of written representations from certain reporting persons that they were not required to file a Form 5.

               PROPOSAL TWO: APPOINTMENT OF INDEPENDENT AUDITORS

  During the year ending on December 31, 2000, Northrop Grumman paid Deloitte & Touche, its independent auditors, the following fees:

   Audit Fees....................................................... $3,690,000
   Financial Information Systems Design and Implementation Fees..... $        0
   All Other Fees................................................... $4,606,000

  The Board of Directors recommends that the stockholders ratify the Board's appointment of Deloitte & Touche LLP as Northrop Grumman's independent auditors for 2001. Deloitte & Touche LLP served Northrop Grumman as its independent auditors for 2000. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Board of Directors will consider this an indication to select other auditors for the following year.

  A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Stockholders and will have the opportunity to make a statement if such representative desires to do so and also will be available to answer appropriate questions from stockholders.

Vote Required

  The affirmative vote of a majority of the shares of Common Stock voting at the annual meeting is required for approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

                        PROPOSAL THREE: APPROVAL OF THE
             NORTHROP GRUMMAN 2001 LONG-TERM INCENTIVE STOCK PLAN

  Stockholders are being asked to approve the Northrop Grumman 2001 Long-Term Incentive Stock Plan (the "Plan" or the "2001 Plan"). The Board of Directors adopted the Plan, subject to stockholder approval, on February 21, 2001.

  Northrop Grumman believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of Northrop Grumman, and that incentive compensation plans like the 2001 Plan are an important attraction, retention and motivation tool for participants in the Plan. The Board of Directors believes that the 2001 Plan will promote the interests of Northrop Grumman and its stockholders and that it will give Northrop Grumman flexibility to continue to provide incentives that are based on the attainment of corporate objectives and increases in stockholder value.

  Northrop Grumman currently maintains the Northrop Grumman 1993 Long-Term Incentive Stock Plan (the "1993 Plan"). As of January 31, 2001, 5,790,969 shares of Common Stock were subject to awards outstanding under the 1993 Plan and an additional 330,775 shares remained available for grant purposes under the 1993 Plan. An additional 1,080,881 shares (the 2001 evergreen installment) will become available for grant purposes under the 1993 Plan on May 21, 2001. The Board of Directors approved the 2001 Plan based, in part, on a belief that the aggregate number of shares available under the 1993 Plan is insufficient to adequately provide for future incentives. Northrop Grumman's ability to grant additional awards under the 1993 Plan will terminate if stockholders approve the 2001 Plan. Awards then outstanding under the 1993 Plan will continue in accordance with their terms.

Summary Description of the 2001 Plan

  The following summary of the principal terms of the 2001 Plan is qualified in its entirety by the full text of the Plan, which is Exhibit B to this Proxy Statement.

  Purpose. The purpose of the 2001 Plan is to promote the long-term success of Northrop Grumman and to increase stockholder value by providing officers and selected employees with incentives to create excellent performance and to continue service with Northrop Grumman, its subsidiaries and affiliates. Both by encouraging officers and employees to become owners of Common Stock and by providing actual ownership through Plan awards, it is intended that Plan participants will view Northrop Grumman from an ownership perspective.

  Administration. The Compensation Committee of the Board will administer the Plan. The Compensation Committee may delegate its authority to make grants under the Plan to one or more committees of directors. (The appropriate acting body, be it the Compensation Committee or another authorized committee of directors, is referred to in this Proposal as the "Committee"). The Committee determines the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award. Subject to the other provisions of the Plan, the Committee has the authority to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award pursuant to Section 6 of the Plan.

  The Committee may allow the purchase price of an award or shares of Common Stock under the Plan to be paid in the form of cash, by the delivery of already-owned shares of Common Stock, by the surrender of an award of equivalent value, through a third-party purchase where the third party agrees to sell a number of shares on behalf of a participant and the participant assigns the right to receive the proceeds from such sale to Northrop Grumman in payment of the purchase price, or any other form permitted by law.

  No Repricing. The Committee may not cancel an outstanding option for the purpose of replacing or re-granting the option with an exercise price that is less than the exercise price of the original option. The

Committee may not amend an outstanding option for the purpose of reducing the exercise price of the option. (Adjustments to reflect stock splits and similar events will not be considered amendments for this purpose.)

  Eligibility. Persons eligible to receive awards under the Plan include key employees of Northrop Grumman and key employees of any other entity that is directly or indirectly controlled by Northrop Grumman or in which Northrop Grumman has a significant equity interest. All officers and employees of Northrop Grumman and its subsidiaries (including all of Northrop Grumman's named executive officers) are considered eligible under the 2001 Plan at the present time. The Committee determines from time to time the participants to whom awards will be granted.

  Authorized Shares; Limits on Awards. The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2001 Plan equals the sum of:

  .  8,000,000 shares; plus

  . any shares of Common Stock available but not issued under the 1993 Plan (the approximate number of shares that are currently available or expected to become available under the 1993 Plan is set forth above); plus

  . any shares of Common Stock that Northrop Grumman repurchases with proceeds received from option exercises.

In addition, any shares that are forfeited back to Northrop Grumman under the 2001 Plan or the 1993 Plan, and any shares that have been exchanged by a participant as full or partial payment to Northrop Grumman in connection with any award under the 2001 Plan or the 1993 Plan, as well as any shares exchanged by a participant or withheld by Northrop Grumman to satisfy the tax withholding obligations related to an award under the 2001 Plan or the 1993 Plan, will be available for issuance under the Plan.

  In instances where a stock appreciation right ("SAR") or other award granted under the Plan or the 1993 Plan is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement will not be counted against the share limits of that plan for purposes of determining the number of shares that remain available for issuance under the Plan. The payment of cash dividends and dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the Plan. In addition, the Plan generally provides that shares issued in connection with awards that are granted by or become obligations of Northrop Grumman through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the Plan.

  The following other limits are also contained in the 2001 Plan:

  . No more than 3,000,000 of the shares available for issuance under the Plan may be issued pursuant to stock awards granted under Section 8(c) of the Plan (generally, Section 8(c) contemplates awards other than stock options and stock appreciation rights ("SARs") -such other types of awards could include stock bonuses, restricted stock performance shares and other types of awards).

  . No more than 4,000,000 shares may be delivered under the Plan pursuant to stock options qualified as incentive stock options ("ISOs") under
     Section 422 of the Internal Revenue Code.

  . No more than 900,000 shares may be awarded to any participant during any three-year period pursuant to stock option grants and SAR grants under the Plan.

  . ""Performance-Based Awards" under Section 8(c)(ii) of the Plan (other than stock options or SARs, and without giving effect to any related dividend equivalents) that are granted to any participant during any three consecutive years may not relate to or provide for payment of more than 300,000 shares.

  . Performance-Based Awards payable only in cash, not related to shares, and granted to any participant in any calendar year may not provide for payment of more than $3,000,000.

  The foregoing share limits apply with respect to all 2001 Plan awards regardless of whether the underlying shares are attributable to the fixed 8,000,000 shares to be made available for Plan award purposes or shares available but not issued under the 1993 Plan.

  As is customary in incentive plans of this nature, the number and kind of shares available under the Plan and the then outstanding awards, as well as exercise and purchase prices, performance targets under certain performance-based awards, and share limits, are subject to adjustment in the event of certain stock dividends, stock splits, combinations or exchanges of shares, mergers, consolidations, spin-offs, recapitalizations and similar events.

  The Plan will not limit the authority of the Board of Directors or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority, except, as noted above, Northrop Grumman's ability to grant additional awards under the 1993 Plan will terminate if stockholders approve the 2001 Plan.

  Types of Awards. The Plan authorizes stock options, SARs, and other forms of awards granted or denominated in Common Stock or units of Common Stock. The Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be paid or settled in cash.

  A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share (the "exercise price"). The per share exercise price of an option may not be less than the fair market value of a share of Common Stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an ISO or a nonqualified stock option. ISO benefits are taxed differently from nonqualified stock options, as described under "Federal Income Tax Treatment of Awards under the 2001 Plan" below. ISOs are also subject to more restrictive terms and are limited in amount by the Code and the Plan. ISOs may only be granted to key employees of Northrop Grumman or a subsidiary. The Committee may grant stock options that provide for the award of a new option when the exercise price of the option and/or tax withholding obligations related to the exercise of the option are paid in the form of shares or by a reduction in the number of shares otherwise deliverable.

  An SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Committee at the time of grant of the SAR and generally cannot be less than the fair market value of a share of Common Stock on the date of grant. SARs may be granted in connection with other awards or independently. The maximum term of an SAR is ten years from the date of grant.

  The other types of awards that may be granted under the 2001 Plan include, without limitation, stock bonuses, restricted stock, and performance shares.

  Performance-Based Awards. The Committee may grant awards that are intended to be performance-based awards within the meaning of Section 162(m) of the Code ("Performance-Based Awards"). Performance-Based Awards are in addition to any of the other types of awards that may be granted under the Plan (including options and SARs which may also qualify as performance-based awards for
Section 162(m) purposes). Performance-Based Awards may be in the form of restricted stock, performance stock, phantom stock or other rights.

  The vesting or payment of Performance-Based Awards will depend on the absolute or relative performance of Northrop Grumman on a consolidated, segment, subsidiary, division, or plant basis. The Committee will establish the criterion or criteria and target(s) on which performance will be measured. The Committee must establish criteria and targets in advance of applicable deadlines under the Code and while the attainment of the performance targets remains substantially uncertain. The criteria that the Committee may use for this purpose will include one or more of the following: revenue growth, net earnings (either before or after interest, taxes, depreciation, amortization and/or Net Pension Income (as defined below)), cash flow, return on equity or on assets or on net investment, cost containment or reduction, stock price appreciation, total stockholder return, or

EVA (as defined below). "Net Pension Income" means any positive difference between income from employee pension plan investments less the cost of employee pension benefits for the relevant period of time. "EVA" means operating profit after tax (which means net earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (which is based on average total capital and the weighted average cost of capital). The performance measurement period with respect to an award may range from one to ten years.

  Performance-Based Awards may be granted only to key employees of Northrop Grumman or a subsidiary. Performance goals will be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events not foreseen at the time the goals were set.

  Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading "Authorized Shares; Limits on Awards" above). Before any Performance-Based Award is paid, the Committee must certify that the performance target or targets have been satisfied. The Committee has discretion to determine the performance target or targets and any other restrictions or other limitations of Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.

  Dividend Equivalents; Deferrals. The Committee may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Committee may provide that awards under the Plan, and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock.

  Acceleration of Awards; Possible Early Termination of Awards. Generally, if Northrop Grumman is liquidated, all or substantially all of Northrop Grumman's assets are sold, or Northrop Grumman is merged, consolidated or reorganized and stockholders prior to the event do not continue to own more than 60% of the combined voting power of Northrop Grumman or a successor after the event, then, if outstanding Plan awards are not assumed or continued after the event, all options granted under the Plan will vest, SARs will be paid, and any other types of awards will vest or be paid. The Committee also has the discretion to establish other change in control provisions with respect to awards granted under the Plan. For example, the Committee could provide for the acceleration of vesting or payment of an award in connection with a change in control event that is not described above.

  Transfer Restrictions. Subject to certain exceptions contained in Section 11 of the Plan, awards under the Plan are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient's lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award will be paid only to the recipient or the recipient's beneficiary or representative.

  Termination of or Changes to the 2001 Plan. The Board of Directors may amend or terminate the Plan at any time and in any manner. Stockholder approval for an amendment will be required only if the amendment increases the number of shares available under the Plan or if stockholder approval is otherwise required as a matter of law. (Adjustments as a result of stock splits or similar events will not be considered an amendment requiring stockholder approval.) Unless terminated earlier by the Board of Directors, the Plan will terminate on February 21, 2011. Outstanding awards generally may be amended, subject to the consent of the holder if the amendment materially and adversely affects the holder.

  Securities Underlying Awards. The market value of a share of Common Stock as of April 9, 2001 was $89.95.

Federal Income Tax Treatment of Awards Under the 2001 Plan

  The federal income tax consequences of the 2001 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2001 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or international tax consequences.

  With respect to nonqualified stock options, Northrop Grumman is generally entitled to deduct and the optionee recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to ISOs, Northrop Grumman is generally not entitled to a deduction nor does the participant recognize income at the time of exercise. The current federal income tax consequences of other awards authorized under the Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as nonqualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, cash and stock-based performance awards, dividend equivalents and other types of awards are generally subject to tax at the time of payment. Compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, Northrop Grumman will generally have a corresponding deduction at the time the participant recognizes income.

  If an award is accelerated under the 2001 Plan in connection with a change in control (as this term is used under the Code), Northrop Grumman may not be permitted to deduct the portion of the compensation attributable to the acceleration ("parachute payments") if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not "performance-based" within the meaning of Section 162(m) of the Code may not be permitted to be deducted by Northrop Grumman in certain circumstances.

Specific Benefits

  The number, amount and type of awards to be received by or allocated to eligible persons under the Plan cannot be determined at this time. The Committee has not yet considered any specific awards under the Plan. If the Plan had been in effect in 2000, Northrop Grumman expects that its 2000 award grants would not have been substantially different for officers and employees than those actually made under the 1993 Plan. The only awards to executive officers of Northrop Grumman in 2000 were "re-load" options as described on page 19.

Vote Required

  The affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal is required for approval of this proposal. Members of the Board of Directors who are employed by Northrop Grumman are eligible for awards under the 2001 Plan.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

           PROPOSAL FOUR: AUTHORIZATION OF ISSUANCE OF COMMON STOCK
                  UPON CONVERSION OF SERIES B PREFERRED STOCK

  In connection with the acquisition of Litton, Northrop Grumman has issued 13,000,000 shares of Common Stock and 3,500,000 shares of Preferred Stock in exchange for shares of Litton Industries, Inc. common stock. The shares were issued pursuant to an Offer to Purchase or Exchange filed with the Securities and Exchange Commission on February 1, 2001 by Northrop Grumman under its former name NNG, Inc. as a part of a Registration Statement on Form S-4 (SEC file number 333-54800) and amended March 5, 2001 and March 27, 2001. The Offer and Registration Statement, as amended, can be obtained, without charge (a) by calling Georgeson Shareholder Communications Inc. at (800) 223-2064, (b) by writing or calling Northrop Grumman at: Investor Relations, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067, (310) 201-3423, or (c) from the Securities and Exchange Commission's website at www.sec.gov.

  The Preferred Stock will be entitled to dividends at the rate of 9% annually, unless stockholders approve the issuance of Common Stock upon conversion of the Preferred Stock. If approved, the conversion price will be $109.75. If stockholder approval is obtained, the Preferred Stock dividend will be 7% annually and certain participating rights of holders of the Preferred Stock will be eliminated, as described below under "Liquidation," Redemption," and "Change in Control."

  The rules of the New York Stock Exchange generally require shareholder approval for the issuance of common stock (or securities convertible into common stock) in excess of 20% of the common stock outstanding. The total number of shares of Common Stock issued in the Litton acquisition was slightly less than 20%, if the Preferred Stock is not convertible into Common Stock. However, this percentage would be exceeded if the Preferred Stock is convertible into Common Stock. Therefore, the Preferred Stock will not be convertible without the approval of stockholders.

  The Board of Directors believes that it is the best interest of Northrop Grumman and its shareholders to authorize the issuance of Common Stock upon conversion of the Preferred Stock and recommends that stockholders vote FOR Proposal Four.

  The affirmative vote of a majority of the votes cast on the proposal, provided that the total votes cast on proposal represents over 50% in interest of all securities entitled to vote on the proposal is required for approval of this proposal.

Description of Preferred Stock

  The following is a summary of the rights, preferences and privileges of the Preferred Stock, as set forth in a Certificate of Designations, Preferences and Rights of Series B Preferred Stock of NNG filed with the Secretary of State of Delaware. A copy of the certificate of designations is attached as Exhibit C. This summary is not a complete description such rights, preferences and privileges and the rights of holders of the Preferred Stock are governed by the precise language of the certificate designations, not this summary. All references to Northrop Grumman below are to NNG, as the new holding company for Northrop Grumman and Litton. As described above, NNG will change its name to "Northrop Grumman Corporation" upon completion of the Northrop reorganization and the acquisition of a majority of the outstanding stock of Litton.

  Conversion

  The conversion rights of the Preferred Stock are subject to shareholder approval of the issuance of the shares of Common Stock conversion of the Preferred Stock. No conversion rights may be exercised unless and until such shareholder approval is obtained.

  Subject to shareholder approval, each share of Preferred Stock will be convertible, at any time, at the option of the holder into the right to receive shares of Common Stock. Initially, each share of Preferred Stock will be convertible into the right to receive the number of shares of Common Stock equal to the liquidation value of $100.00 per share of Preferred Stock divided by $109.75.

  The conversion ratio is subject to adjustment in the event of certain dividends and distributions; upon a subdivision or reclassification of the outstanding shares of Common Stock; a merger or consolidation of Northrop Grumman or the sale of substantially all of Northrop Grumman's assets; upon the liquidation of Northrop Grumman; upon the occurrence of certain specified distributions with respect to the Common Stock; and certain other events described in the Certificate of Designations.

  If any adjustment in the number of shares of Common Stock into which each share of Preferred Stock may be converted would result in an increase or decrease of less than 1% in the number of shares of Common Stock into which each share of Preferred Stock is then convertible, the amount of the adjustment will be carried forward and the adjustment will be made at the time of and together with any subsequent adjustment, which, together with any adjustment amounts carried forward, would equal at least 1% of the number of shares of Common Stock into which each share of Preferred Stock is then convertible.

  Liquidation

  In any liquidation of Northrop Grumman, each share of Preferred Stock will be entitled to a liquidation preference of $100.00 plus accrued but unpaid dividends, whether or not declared, before any distribution may be made on the Common Stock or any other class or series of capital stock of Northrop Grumman which is junior to the Preferred Stock. In any liquidation of Northrop Grumman, no distribution may be made on any shares of capital stock of Northrop Grumman ranking on a parity with the Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of Northrop Grumman, unless the holders of Preferred Stock participate ratably in the distribution along with the Preferred Stock as to such matters. In the event shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock has not occurred, the amount payable in liquidation will be the greater of the amount described above and the amount that would be distributed if such share of Preferred Stock had been converted into Common Stock pursuant to the provision for conversion.

  Reacquired Shares

  Any shares of Preferred Stock converted, redeemed, purchased or otherwise acquired by Northrop Grumman will be retired and canceled. The reacquired shares will become authorized but unissued shares of Preferred Stock, which Northrop Grumman may reissue at a later date.

  Rank

  The Preferred Stock ranks with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up, prior to the Common Stock and any class or series of preferred stock which by its terms ranks junior to the Preferred Stock. The Preferred Stock ranks on parity with each other class or series of preferred stock.

  Voting Rights

  Holders of Preferred Stock have no voting rights except in certain specified circumstances described below or as required by applicable law. The affirmative vote of the holders of two-thirds of the aggregate number of outstanding shares of the Preferred Stock is required for an amendment of Northrop Grumman's restated certificate of incorporation, for a merger of Northrop Grumman or any other action which would:

  . authorize any class or series of stock ranking prior to the Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up;

  . adversely alter the preference, special rights or powers given to the Preferred Stock; or

  . cause or permit the purchase or redemption of less than all of the Preferred Stock unless all dividends to which such shares are entitled have been declared and paid or provided for.

  If accrued dividends on the Preferred Stock are not paid for six quarterly dividend periods (whether or not consecutive), a majority of the holders of the Preferred Stock, voting separately as a class, will have the right to elect two directors. If such holders exercise their right to elect two directors to Northrop Grumman's board, the size of Northrop Grumman's board will be increased by two members until the dividends in default are paid in full or payment for the past-due dividends is set aside.

  Dividends

  Holders of Preferred Stock will be entitled to cumulative cash dividends, payable quarterly in April, July, October and January of each year. If the Preferred Stock has been issued prior to the Annual Meeting, the initial dividend rate per share will be $7.00 per year. Commencing after the dividend payable in October 2001, the dividend rate per share will be $7.00 per year if shareholder approval for the issuance of Common Stock upon conversion of the Preferred Stock has been obtained, or $9.00 per year if it has not been obtained. The dividend rate per share will be reduced from $9.00 per year to $7.00 per year after shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock is obtained. If the Preferred Stock is issued after the Annual Meeting, the initial dividend rate will be $7.00 per year if shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock has been obtained and $9.00 per year if shareholder approval has not been obtained. If the dividend rate per share is set at $9.00 per year, it will be reduced from $9.00 per year to $7.00 per year after shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock is obtained. Dividends are cumulative and payable in cash.

  If dividends are payable and have not been paid or set apart in full, the deficiency must be fully paid or set apart for payment before:

  . distributions or dividends are paid on stock ranking junior to the Preferred Stock; and

  . the redemption, repurchase or other acquisition for consideration of any shares of capital stock of Northrop Grumman ranking junior to the Preferred Stock.

  Redemption

  Mandatory Redemption For Cash After Twenty Years. Northrop Grumman is required to redeem all of the shares of Preferred Stock for cash twenty years and one day from the date of issuance of the Preferred Stock. The redemption price per share is equal to the liquidation value of $100.00 per share of Preferred Stock plus accrued but unpaid dividends, whether or not declared, to the mandatory redemption date. In the event that shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock has not occurred by the mandatory redemption date, the amount payable for each share of Preferred Stock will be the greater of (a) the liquidation value of $100.00 per share of Preferred Stock plus accrued but unpaid dividends to the redemption date, whether or not declared, and (b) the current market price on the redemption date of the number of shares of Common Stock which would be issued upon conversion of a share of Preferred Stock pursuant to the provision for conversion.

  Optional Redemption For Common Stock After Seven Years. Northrop Grumman has the option to redeem shares of the Preferred Stock in exchange for Common Stock seven years from the date of the initial issuance of the Preferred Stock. Upon redemption, holders of Preferred Stock will receive the number of shares of Common Stock equal to the liquidation value of $100.00 per share of Preferred Stock plus accrued but unpaid dividends to the redemption date dividend by the current market price of the Common Stock on the redemption date. In the event that shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock has not occurred by the redemption date, the number to be divided in the above calculation will be the greater of the amount described above and the current market price on the redemption date of the number of shares of Common Stock which would be issued if all shares of Preferred Stock were converted on the redemption date into Common Stock pursuant to the provision for conversion.

  Change in Control

  Upon a fundamental change in control of Northrop Grumman, as defined below, holders of Preferred Stock have the right, which may be exercised during the period of 20 business days following notice from Northrop Grumman, to exchange their shares of Preferred Stock for Common Stock. Each share of Preferred Stock may be exchanged in such circumstances for that number of shares of Common Stock determined by dividing the liquidation value of $100.00 per share of Preferred Stock, plus accrued but unpaid dividends to such date by the current market value of the Common Stock on the exchange date. In the event shareholder approval has not been obtained for the issuance of Common Stock upon conversion of the Preferred Stock, the number to be divided in the above calculation will be the greater of the amount described above or the current market price of the number of shares of Common Stock which would be issued if such share of Preferred Stock were converted into Common Stock pursuant to the provision for conversion.

  A "fundamental change in control" is defined as any merger, consolidation, sale of all or substantially all of Northrop Grumman's assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the Common Stock in which more than one-third of the previously outstanding Common Stock is exchanged for cash, property or securities other than capital stock of Northrop Grumman or another corporation.

  If the fundamental change in control occurred as a result of a transaction (excluding certain dividends or distributions on, and reclassifications of, Common Stock) in which the previously outstanding Common Stock is changed into or exchanged for different securities of Northrop Grumman or securities of another corporation or interests in a non-corporate entity, the Common Stock that would otherwise have been issued to a holder of Preferred Stock for each share of Preferred Stock will be deemed instead to be the kind and amount of securities and property receivable upon completion of such transaction in respect of the Common Stock that would result in the fair market value of such securities and property, measured as of the exchange date, being equal to the liquidation value plus accrued and unpaid dividends. In the event that shareholder approval of the issuance of Common Stock upon conversion of the Preferred Stock has not occurred, the fair market value of the securities and property will instead be calculated to be equal to the greater of the amount described above, and the fair market value of the securities and property which would have been issued if such share of Preferred Stock had been converted into Common Stock, if conversion were permitted.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

           PROPOSAL FIVE: AMENDMENT TO CERTIFICATE OF INCORPORATION

  The Board of Directors believes that it is in the best interest of Northrop Grumman and its shareholders to amend Article IV of the Certificate of Incorporation to increase the authorized capitalization of Northrop Grumman. Under the proposed amendment, the number of shares of Common Stock which Northrop Grumman is authorized to issue will be increased from 200,000,000 to 400,000,000 shares. At the close of business on April 9, 2001 there were 85,290,457 shares of Common Stock and 3,500,000 shares of Preferred Stock of Northrop Grumman outstanding. In addition, as of such date, 8,480,257 shares of Common Stock were available for grant under the 1993 Plan, subject to awards outstanding under the 1987 and 1993 Plans (collectively, the "Stock Plans") and under options to be assumed in the Litton acquisition. If this proposal is approved and effected, Northrop Grumman will have available 306,229,286 additional authorized but unissued and unreserved shares of Common Stock.

  The Board of Directors of Northrop Grumman believes that it is prudent to have such additional shares of Common Stock available for general corporate purposes including future public or private offerings, acquisitions of other businesses or properties, possible stock splits or stock dividends. Northrop Grumman has no current plans for the issuance of any shares of Common Stock, except pursuant to the Stock Plans and the acquisition of Litton Industries, Inc. as previously described. As Northrop Grumman has a sufficient number of existing authorized and unissued shares of Common Stock for purposes of the Stock Plans and the Litton acquisition, approval of Proposal Five is not necessary to affect these uses.

  Unless otherwise required by applicable law or regulation, all authorized but unissued and unreserved shares of Common Stock will be issuable, without any further authorization by the shareholders, on such terms and for such consideration as may be determined by the Board of Directors of Northrop Grumman. If applicable law or regulation does not require shareholder approval as a condition to the issuance of shares in any particular transaction, it is expected that such approval will not be sought.

  The sale of a substantial number of shares of Common Stock to persons who have an understanding with Northrop Grumman concerning the voting of such shares, or the distribution or dividend of shares of Common Stock (or the right to receive Common Stock) to the shareholders of Northrop Grumman, may have the effect of discouraging unsolicited attempts to acquire control of Northrop Grumman. In addition, any issuance of additional shares of Common Stock could have the effect of diluting the earnings per share and book value per share of existing shares of Common Stock, and such additional shares could be used to dilute the stock ownership of a person seeking to obtain control of Northrop Grumman. Management and the Board of Directors have no knowledge of any effort by any person to obtain control of Northrop Grumman, and the Board of Directors has no present intention (i) of issuing any shares of Common Stock with the understanding that the purchasers would vote their shares in any particular way or (ii) of distributing shares or rights to Northrop Grumman's shareholders.

  Northrop Grumman's shareholders are not entitled to preemptive or other rights to subscribe for shares of Common Stock which may be issued in the future.

  If this proposal is approved, Article IV of Northrop Grumman's Articles of Incorporation will be amended to read in its entirety as set forth in Exhibit D hereto. This proposal has been unanimously approved by the Board of Directors.

Vote Required

  The affirmative vote of a majority of the outstanding shares of Common Stock is required for approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ABOVE PROPOSAL.

                      PROPOSAL SIX: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by Northrop Grumman upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after the proposal.

  RESOLVED: Shareholders request that Northrop Grumman disclose all significant promises (including technology transfers) made to foreign governments or foreign firms in connection with foreign military sales, intended to offset their U.S. dollar cost of weapons purchased by foreign nations.

WHAT ARE OFFSETS?

Offsets are agreements by U.S. weapons manufacturers and the U.S. government to direct some benefits--usually jobs or technology--back to the purchasing country as condition of sale. The value of offsets sometimes exceeds the weapons' cost.

Direct offsets transfer purchasing dollars and/or work and military technology (often through licensing or joint production) to the recipient country to produce a U.S. weapon system, its components, or sub-components.

Indirect offsets may involve investments in the purchasing country, counter-trade agreements to market foreign goods, or transfers of commercial technology.

U.S. taxpayers finance offsets by (1) paying for the research and development of weapons and (2) providing grants, loans and loan guarantees for the sale. Offsets also lead to the loss of U.S. jobs.

ARE OFFSET AGREEMENTS PROPRIETARY?

The U.S. arms industry guards information on offsets closely, claiming "proprietary privilege." However, purchasing countries often disclose such information for their own political purposes, e.g., to convince their citizens that they are gaining some tangible benefits from the millions or billions of dollars spent on arms.

The proponents believe that insofar as U.S. arms manufacturers (1) engage in foreign policy by negotiating private offset agreements with foreign governments, and (2) export domestic jobs while claiming that foreign military sales create jobs, they forfeit their proprietary claims to this information. Sound public policy demands transparency and public debate on these matters.

OFFSET EXAMPLES

In 1999, two U.S. companies offered lucrative production-sharing contracts with Israeli military manufacturers, in connection with Northrop Grumman's bidding on a contract with Israel.

Between 1993 and 1997, U.S. defense companies entered into new offset agreements valued at $19 billion in support of $35 billion worth of defense contracts. For every dollar a U.S. company received from an arms sale associated with offsets, it returned 54 cents worth of offset obligations to the purchasing country ("Offsets in Defense Trade 1999", Commerce Department)

1997 data shows that 13 U.S. prime military contractors reported 58 new offset agreements valued at $3.85 billion in support of $5.84 billion in export contracts. Aerospace is the sector most impacted by offsets. Between 1993 and 1997 about 90% of offset agreements and transactions were associated with aerospace exports. The 1999 Commerce Department concludes, "offsets provide substantial benefits to foreign firms, and in the process deny business to otherwise competitive U.S. firms."

ARMS EXPORTS DON'T CREATE JOBS

The faith-based proponents submit this resolution for Board consideration because arms exports do not create jobs. Current weapons proliferation and the export of jobs and technology through offsets raise profound moral and ethical, as well as fiscal, questions that shareholders should address.

MANAGEMENT'S POSITION

  Northrop Grumman's offset arrangements enable it to compete in the international defense market. Competition for defense contracts with foreign governments has grown in recent years due to decreased defense spending and increased reliance on local and regional contractors to fulfill military needs. These factors confirm Northrop Grumman's belief that offset arrangements are a positive factor in a foreign government's decision to select a defense contractor. Any action by Northrop Grumman to alter the current offset programs would harm its ability to participate in this market.

  Typically, the terms of offset arrangements are private and not subject to disclosure. In fact, the existing offset arrangements prohibit Northrop Grumman from disclosing the terms of the offset and disclosing the specific offset projects that will be implemented. Foreign governments disclose few details about offset programs. Even the U.S. Government has taken the position that offsets are private arrangements between the foreign government and the defense contractor. By disclosing information about offsets, Northrop Grumman would breach the majority of its existing offset arrangements and hinder its chances of receiving defense contracts from foreign governments.

  Northrop Grumman's international sales provide the means for Northrop Grumman to create new jobs and maintain its current labor force. While offsets may occasionally result in the transfer of some jobs and technology overseas, the Company believes that international contracts allow it to maintain its production base, add new jobs in the United States, lower the per unit price of similar goods and services to the United States Government and ultimately benefit its employees and shareholders.

  Approval of this proposal requires the affirmative vote of a majority of the votes cast on the porposal. Because the proposal is only a recommendation, its approval would not effectuate the changes it references. Offset disclosure would require separate approval by the Board of Directors.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL NUMBER
SIX.

                     PROPOSAL SEVEN: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

                                   Recommend
                     ADOPT THE PROPOSAL THAT WON MORE THAN
                       63% SHAREHOLDER APPROVAL IN 1999:
                         RESTORE SIMPLE-MAJORITY VOTE

Reinstate simple-majority vote which we believe will enhance shareholder value. Delete Northrop requirements for greater than a majority share vote to the fullest extent possible.

  An 80% vote is now required to remove a Northrop Director with cause. This 80% requirement can equal 100% in elections with an 80% turn-out.

  Also, require that any future proposal impacting majority shareholder vote be put to shareholder vote - as a separate proposal. Simple-majority vote was the rule at Northrop for decades.

  According to a Northrop December 3, 1999 press release - the directors, elected by the shareholders - will postpone for 3 years any possible action on this resolution and 2 other resolutions:

  . 64% vote for the shareholder right to vote on poison pills

  . 49% vote for annual election of all directors.

  The directors, elected by shareholders, gave no substantial reason for 3 years of procrastination on shareholder proposals that won impressive votes. Shareholder votes of 49%, 63% and 64% were reported.

  The board's 3-year procrastination is an added incentive for shareholders to send a stronger vote at the 2001 shareholder meeting.

  The Council of Institutional Investors (http://www.cii.org) expressed its concern to Northrop management regarding its failure to respond to these winning shareholder votes. Northrop is 83% owned by institutional investors.

  To increase Northrop stock price:

                     ADOPT THE PROPOSAL THAT WON MORE THAN
                       63% SHAREHOLDER APPROVAL IN 1999:
                         RESTORE SIMPLE-MAJORITY VOTE
                                   YES ON 7

MANAGEMENT'S POSITION

  The approval of a majority of the votes cast at a meeting, whether in person or by proxy, is required for most proposals submitted to a vote of the Company's stockholders. Consistent with Delaware law and the Company's Certificate of Incorporation, which has been approved by the stockholders of the Company, the vote of holders of at least 80% of the outstanding voting stock is required to authorize certain significant corporate actions.

  These "super-majority' provisions, contrary to the proponent's assertions, do not preclude changes to corporate governance provisions. Super-majority provisions operate to ensure that fundamental changes within the Company may only be made when a broad consensus of stockholders agrees that such change is prudent.

Also, contrary to the proponent's assertions, the Board promptly focused its attention on this proposal immediately after their 1999 Annual Shareholders Meeting and concluded the provision continued to be in the best interests of the shareholder.

  Our super-majority provisions, like those contained in the governance documents of many public corporations, are designed to provide protection for all stockholders against self-interested actions by one or a few large stockholders. The provisions are not intended to, and do not, preclude unsolicited, non-abusive offers to acquire the Company at a fair price. They are designed, instead, to encourage any potential acquirer to negotiate directly with the Board. This is desirable because the Board is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all stockholders and to protect stockholders against abusive tactics during a takeover process.

  Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because the proposal is a recommendation, its approval would not effectuate the changes contemplated by the proposal. Elimination of the super-majority voting requirements would require amendment of the Company's Certificate of Incorporation, which requires approval by the Board and holders of at least 80% of the outstanding voting stock of the Company.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL NUMBER
SEVEN.

                     PROPOSAL EIGHT: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished by the Company upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibility, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

                   RECOMMEND: ELECT ALL DIRECTORS EACH YEAR

  Northrop shareholders request the Board of Directors take all necessary steps to enact this resolution. This includes that less frequent than annual election of all directors requires a shareholder vote, as a separate resolution.

Why elect all directors each year?

  Annual accountability to shareholders can improve the company response to these challenges:

The Pentagon may split the Joint Strike Fighter (JSF) project between Boeing and Lockheed, perhaps leaving Northrop in the cold.

                          Los Angeles Business Journal

  The JSF is expected to make up 50% of the tactical aircraft budget in 2009 and all of it from 2012-18.

                          Aviation Week, March 6, 2000

  Will the competitive landscape be altered against Northrop - after Northrop's losing bid for Lockhead Martin Aerospace Electronics.

                          Aviation Week, July 24, 2000

  Annual election of all Northrop directors is needed to address evidence of self-interest at the highest level of the company.

  This led to a federal class action suit against Northrop officers and directors.

  The lawsuit sought recovery of the $150-million golden parachute.

  Northrop said that all the class action lawsuits regarding the $150 million merger parachute were dismissed as of October 2000. This includes the class actions filed by Anna Marie Zabielski and by Tony Fanni.

  Additionally in 1997 management adopted a management stock plan that would dilute stock value by 10%, based on the dollar cost to the company as employees exercise options at prices below the current market price and the accompanying reduction in current shareholders' voting rights. This was opposed by Institutional Shareholder Services, a respected proxy advisory firm.

 . Northrop director independence is compromised by directors sitting on interlocking outside boards as cross-directors. This negatively impacts director commitment to Northrop. For example:

         Interlocking
         Directors          Company
         ------------       -------
         Kresa & Slaughter  Avery Dennison
         Kresa & Slaughter  Atlantic Richfield
         Lutz & Robson      Exide

 . Robson and Slaughter also serve on key Board Committees, where independence is of greater importance.

 . Corporate governance experts say cross-directors tend to look out for each others' interest, rather than shareholder interest.

                                 Business Week

 .  Attorney Peters sits on the Northrop board while her firm, Gibson, Dunn &
   Crutcher, collects fees from Northrop.

 . Peters also sits on the key Audit Committee - additionally compromised by the Kresa/Slaughter inter-lock cited above.

 . The American Bar Association discourages directors from serving at companies where they collect additional legal fees.

 . The Council of Institutional Investors (http://www.cii.org/) recommends independent directors on all key board committees.

        The best boards continue to raise the bar, said Business Week.

                         Elect all Directors each year
                                   Yes on 8

MANAGEMENT'S POSITION

  The Board of Directors, as provided under the Company's Certificate of Incorporation and approved by the stockholders of the Company, is divided into three classes. Each class serves a term of three years, with one class, constituting approximately one-third of the Board, being elected each year at the Company's Annual Meeting of Stockholders. The Board consists of individuals with a broad range of experience and knowledge that is invaluable in considering issues important to the Company. This experience must be coupled with an in-depth understanding of our business, future plans and strategic posture in the defense industry. These characteristics are of particular importance to our Company due to its significant investments in research and development, which are essential to the Company's long-term growth.

  It is in the best interest of the Company and our stockholders to maintain a high level of experience and continuity within the Board of Directors. Under the current system, after an election, at least two-thirds of the Board will have had at least one year of experience as a director of the Company. These Board members will have a heightened familiarity with our Company's business policies and practices. Thus, the current structure of the Board is specifically tailored to ensure this minimum level of experience and continuity.

  Our classified Board structure provides an additional benefit of reducing the likelihood of a sudden, unsolicited and possibly disadvantageous takeover. A classified board provides the Company with the time and the leverage to negotiate at arms length with parties seeking control of the Company. Essentially, a classified board gives the Board the opportunity to consider alternatives that are best for the Company and that maximize stockholder value. Classified boards do not preclude successful takeover offers; they enhance the Board's ability to negotiate for favorable terms. Declassification of the Board could eliminate these benefits and make the Company a target for unsolicited hostile overtures from parties seeking to benefit themselves at the expense of the Company and, more importantly, its stockholders.

  Directors selected to a classified Board are no less accountable to stockholders than they would be if all directors were elected annually. Each year at least three directors must stand for election; this gives stockholders an opportunity to vote against management's slate of candidates.

  The Board firmly disagrees with the proponent's assertion that, because of one or more Board member's service on an outside board, its oversight or ability to act in the best interest of the Company's stockholders is in question. Service on an outside board can provide the Board member with perspective and experience that potentially enhance the Board member's contributions to Board deliberations. Also, contrary to the proponent's assertions, the Board promptly focused its attention on the 1999 proposal after the Shareholders Meeting and concluded the provision continued to be in the best interests of the shareholders.

  We note that Messrs. Kresa and Slaughter no longer serve as directors of Atlantic Richfield, Mr. Robson is no longer a director of Exide, and Ms. Peters has retired as a partner of Gibson, Dunn & Crutcher. We also note that the federal litigation cited by the proponent was dismissed with prejudice in orders entered in April 2000 and October 2000; the plaintiffs have filed timely appeals of those orders, which are pending.

  Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because the proposal is a recommendation, its approval would not effectuate the changes contemplated by the proposal. Elimination of the classified board would require amendment of the Company's Certificate of Incorporation and Bylaws, which requires approval by the Board and holders of at least 80% of the outstanding voting stock of the Company.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL NUMBER
EIGHT.

                      PROPOSAL NINE: STOCKHOLDER PROPOSAL

  The proponent of a stockholder proposal has stated that the proponent intends to present a proposal at the Annual Meeting. The name, address and number of shares held by the proponent will be furnished upon request to the Corporate Secretary. The proposal and supporting statement, for which the Board of Directors accepts no responsibilities, is set forth below. The Board of Directors opposes the proposal for the reasons stated after this proposal.

             RECOMMEND ADOPT THE PROPOSAL TOPIC THAT WON MORE THAN
                       64% SHAREHOLDER APPROVAL IN 1999:
         SHAREHOLDERS TO HAVE THE OPPORTUNITY TO VOTE ON POISON PILLS

Proposal

  RESOLVED: Recommend shareholders have the opportunity to vote on poison pills and the Company not adopt or maintain any poison pills designed to block the purchase of stock in excess of a specified amount, UNLESS this is approved by shareholders.

  This recommendation includes, but is not limited to the poison pill adopted by the Board WITHOUT SHAREHOLDER APPROVAL in 1998. This Proposal, after adoption, is recommended not to be amended, modified or repealed, except by a shareholder vote as a separate un-bundled proposal.

  This proposal topic won 64% shareholder approval at the 1999 shareholder meeting. Two additional shareholder proposals won majority or near-majority votes:

       1)  Reinstate Simply Majority Shareholder Vote   62% Approval
       2)  Annual Election of All Directors             49% Approval

Why submit Northrop's poison pill to a shareholder vote?

 . Poison pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.

                           Power and Accountability
  By Nell Minow and Robert Monks

 . The Council of Institutional Investors (www.cii.org) calls for shareholder approval of all poison pills.

 . The adoption of proposals winning majority vote is of greater significance to Northrop.

             RECOMMEND ADOPT THE PROPOSAL TOPIC THAT WON MORE THAN
                       64% SHAREHOLDER APPROVAL IN 199:
         SHAREHOLDERS TO HAVE THE OPPORTUNITY TO VOTE ON POISON PILLS
                                   YES ON 9

MANAGEMENT'S POSITION

  The Board believes that the Company's shareholder rights plan is in the best interests of the stockholders and recommends that you vote against this proposal.

  Northrop Grumman is one of more than 2,200 public companies that have a rights plan in place. Our shareholder rights plan (the "Rights Plan") was adopted by the Board as a means of preserving and maximizing value for the Company's shareholders, by encouraging potential acquirers to negotiate directly with the Board. Our Rights Plan provides the Board adequate flexibility to negotiate the highest possible bid from a potential acquirer. The Rights Plan enables the Board to evaluate any potential offer and to develop potential alternatives to maximize stockholder value.

  The Rights Plan also is intended to protect shareholders against partial and two-tiered tender offers and creeping stock accumulation programs, tactics that do not treat all shareholders fairly and equally. Contrary to the proponent's assertions, the Rights Plan is not intended to prevent, nor does it prevent, bidders from making offers to acquire the Company at a price and on terms which would be in the best interests of all shareholders.

  In 1997 Georgeson & Company Inc.'s Research Group analyzed data from 1992 through 1996 to determine the impact rights plans had on shareholder value. The Georgeson's research found that premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies without rights plans. The Georgeson research estimates that stockholder rights plans contributed an additional $13 billion in shareholder value during the 1992 - 1996 period, and that the stockholders of acquired companies without rights plans gave us $14.5 billion in potential premiums. The economic benefit of shareholder rights plans prompted 361 companies to adopt or renew rights plan in 1999.

  Pursuant to the terms of our Rights Plan, the Board may redeem the rights issued under the Rights Plan to permit an acquisition that adequately reflects the value of the Company and is in the best interests of the stockholders.

  Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. However, because the proposal is a recommendation, its approval would not effectuate the changes contemplated by the proposal. Redemption of the existing Rights would require Board approval, and implementation of a stockholder approval requirement for future stockholder rights plans would require either Board approval or a shareholder amendment of the Company's Certificate of Incorporation, which requires approval by holders of at least 80% of the outstanding stock of the Company.

  THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" PROPOSAL NUMBER 9.

                                 MISCELLANEOUS

Voting on Other Matters

  Management is not aware of any other business to be transacted at the Annual Meeting other than proposals of stockholders that have been omitted from this proxy statement in accordance with rules of the Securities and Exchange Commission which may be sought to be presented. Northrop Grumman's Bylaws outline procedures, including minimum notice provisions, for stockholder nomination of directors and submission of other stockholder business to be transacted before the Annual Meeting. A copy of the pertinent Bylaw provisions is available on request to Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067. If any such stockholder proposals or other business to be transacted properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons authorized to vote them.

Proposal of Stockholders

  Copies of proposals which stockholders of Northrop Grumman wish to be included in Northrop Grumman's proxy statement relating to is Annual Meeting to be held in 2002 must be received by Northrop Grumman no later than December 17, 2001.

  In addition, the Bylaws of the Corporation establish an advance notice requirement, for any proposal of business to be transacted at an annual meeting of stockholders. Written notice must be delivered to the Secretary of Northrop Grumman not less than 45 days nor more than 75 days prior to the first anniversary of the date on which Northrop Grumman first mailed its proxy materials for the 2001 Annual Meeting of Stockholders, provided, however, that if the date of the 2002 Annual Meeting of Stockholders is advanced more than 30 days prior to, or delayed more than 30 days after, the first anniversary of the date on which Northrop Grumman first mailed its proxy materials for the 2001 Annual Meeting of Stockholders, then such notice must be delivered on the later of the 90th day prior to the 2002 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2002 Annual Meeting of Stockholders is first made. Such written notice must contain specified information concerning the matter to be brought before such meeting and concerning the stockholder proposing such a matter. Any stockholder desiring a copy of the Bylaws of Northrop Grumman will be furnished one without charge upon written request to the Secretary of Northrop Grumman.

  Copies of such proposals should be sent to the Corporate Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067.

Cost of Soliciting Proxies

  The cost of soliciting proxies in the accompanying form will be paid by Northrop Grumman. In addition to solicitation by mail, arrangements will, where appropriate, be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners. Northrop Grumman will, upon request, reimburse them for reasonable expenses incurred. Northrop Grumman has retained Georgeson Shareholder Communications, Inc. of New York at an estimated fee of $12,000 plus reasonable disbursements. Officers, directors and regular employees of Northrop Grumman may request the return of proxies personally, by means of materials prepared for stockholders and employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity. The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, stockholders are urged to return their proxies without delay.

                                          /s/ John H. Mullan
                                          John H. Mullan
                                          Corporate Vice President and
                                           Secretary

April 16, 2001

  NOTICE: NORTHROP GRUMMAN FILED AN ANNUAL REPORT ON FORM 10-K ON MARCH 1, 2001 AND 10-K/AS ON MARCH 2, AND MARCH 3, 2001. STOCKHOLDERS OF RECORD ON APRIL 9, 2001 MAY OBTAIN A COPY OF THESE REPORTS WITHOUT CHARGE FROM THE CORPORATE SECRETARY, NORTHROP GRUMMAN CORPORATION, 1840 CENTURY PARK EAST, LOS ANGELES, CALIFORNIA 90067.

                                                                      EXHIBIT A
                         NORTHROP GRUMMAN CORPORATION
                            AUDIT COMMITTEE CHARTER
                            AS AMENDED MAY 16, 2000

Purpose

The Audit Committee of the Board of Directors is organized to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the company to the shareholders and the Securities and Exchange Commission; the company's internal control structure; the company's internal and external audit processes; and any other matters relating to the company's accounting and financial reporting process.

Organization

The Audit Committee is comprised of at least three directors as determined by the Board of Directors, each of whom shall be Independent Outside Directors (as defined by the Corporation's Bylaws).

Meetings

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee shall conduct its meetings with the following regularly invited guests: the Chairman of the Board, President and Chief Executive Officer, the Corporate Vice President and Chief Financial Officer, the Vice President and Controller, the Corporate Vice President and General Counsel, the Corporate Vice President and Secretary, the Vice President of Internal Audit, and the independent auditors.

A majority of the members of the Audit Committee shall constitute a quorum for any meeting. Any action of a majority of the members of the Audit Committee present at any meeting at which a quorum is present shall be an action of the Audit Committee.

Responsibilities

The responsibilities of the Audit Committee are to:

 1. Review and update this Charter periodically, at least annually, as conditions dictate.

 2. Recommend to the Board of Directors for its action the appointment or discharge of the Corporation's independent auditors, based upon the Committee's judgment of the independence of the auditors (taking into account the fees charged both for audit and non-audit services) and the quality of its audit work. If the auditors must be replaced, the Committee shall recommend to the Board of Directors for its action the appointment of new auditors until the next annual meeting of stockholders.

 3. Review and approve each professional service, considered to be consulting services (other than audit and tax related services) to be provided by the company's independent audit firm.

 4. Review with the independent auditors and the internal auditors the scope and plan of their respective audits and the degree of coordination of those plans.

 5. Meet with the independent auditors at appropriate times to review, among other things, the results of the audit and any certification, report, or opinion which the auditors propose to render in connection with the Corporation's financial statements. The review should cover key issues that the auditors considered during their work, leading to their expression of an opinion on the financial statements of the company.

 6. Meet with the Corporation's chief internal auditor at least once a year to review his comments concerning the adequacy of the Corporation's system of internal controls and such other matters as the Committee may deem appropriate.

 7. Meet with the independent auditors and internal auditors, without management present, to discuss any items of significance and to ensure that the independent auditors and internal auditors have unrestricted access to the Audit Committee.

 8. Review the Company's annual report filed with the Securities and Exchange Commission (SEC) on SEC Form 10-K, including the Management's Discussion and Analysis of Financial Condition and Results of Operations.

 9. Direct the auditors and the internal audit staff to inquire into and report to it with respect to any of the Corporation's contracts, transactions or procedures, or the conduct of the Corporate Office, or any other unit, or any other matter having to do with the Corporation's business and affairs. If authorized by the Board of Directors, the Committee may initiate special investigations in these regards.

10. The Committee has such other duties as may be lawfully delegated to it from time to time by the Board of Directors.

                                                                      EXHIBIT B

             NORTHROP GRUMMAN 2001 LONG-TERM INCENTIVE STOCK PLAN

1. Purpose

  The purpose of the Northrop Grumman 2001 Long-Term Incentive Stock Plan (the "Plan") is to promote the long-term success of Northrop Grumman Corporation (the "Company") and to increase stockholder value by providing its officers and selected employees with incentives to create excellent performance and to continue service with the Company, its subsidiaries and affiliates. Both by encouraging such officers and employees to become owners of the common stock of the Company and by providing actual ownership through Plan awards, it is intended that Plan participants will view the Company from an ownership perspective.

2. Term

  The Plan shall become effective upon the approval by the stockholders of the Company (the "Effective Time"). Unless previously terminated by the Company's Board of Directors (the "Board"), the Plan shall terminate at the close of business on the day before the tenth anniversary of the Board's approval of the Plan. After termination of the Plan, no future awards may be granted but previously granted awards (and the Committee's (as such term is defined in Section 3) authority with respect thereto) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of the Plan.

3. Plan Administration

  (a) The Plan shall be administered by the Compensation and Management Development Committee (or its successor) of the Board. Subject to the following provisions of this Section 3(a), the Compensation and Management Development Committee (or its successor) may delegate different levels of authority to make grants under the Plan to different committees, provided that each such committee consists of one or more members of the Board. With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Plan shall be administered by a committee consisting of two or more outside directors (as this requirement is applied under Section 162(m) of the Code). Transactions in or involving awards intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), must be duly and timely authorized by the Board or a committee of non-employee directors (as this term is used in or under Rule 16b-3). (The appropriate acting body, be it the Compensation and Management Development Committee or another duly authorized committee of directors, is referred to as "Committee".)

  (b) The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, selecting award recipients, establishing all award terms and conditions and adopting modifications, amendments and procedures, including subplans and the like as may be necessary to comply with provisions of the laws and applicable regulatory rulings of countries in which the Company (or its subsidiaries or affiliates, as applicable) operates in order to assure the viability of awards granted under the Plan and to enable participants employed in such countries to receive advantages and benefits under the Plan and such laws and rulings. In no event other than as contemplated by Section 6, however, shall the Committee or its designee have the right to cancel or amend outstanding stock options for the purpose of repricing, replacing or regranting such options with a purchase price that is less than the purchase price of the original option.

  (c) In making any determination or in taking or not taking any action under the Plan, the Committee may obtain and may rely on the advice of experts, including employees of and professional advisors to the Company. Any action taken by, or inaction of, the Committee relating to or pursuant to the Plan shall be within the absolute discretion of that entity or body and shall be conclusive and binding on all persons.

4. Eligibility

  Any key employee of the Company shall be eligible to receive one or more awards under the Plan. "Key Employee" shall also include any former key employee of the Company eligible to receive an assumed or replacement award as contemplated in Sections 5 and 8. For purposes of this Section 4, "Company" includes any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant equity interest, as determined by the Committee.

5. Shares of Common Stock Subject to the Plan and Grant Limits

  (a) Subject to Section 6 of the Plan, the aggregate number of additional shares of common stock of the Company ("Common Stock") which may be issued or transferred pursuant to awards under the Plan shall not exceed the sum of: (i) 8,000,000 shares; plus (ii) any shares of Common Stock which as of the Effective Time are available or become available for issuance under the Company's 1993 Long-Term Incentive Stock Plan (the "Prior Plan") and which are not thereafter issued; plus (iii) any shares of Common Stock which the Company repurchases with proceeds received from option exercises. For purposes of the Plan, (x) any shares of Common Stock which are forfeited back to the Company under the Plan or the Prior Plan (including, without limitation, any shares reserved but not actually issued with respect to restricted performance stock rights granted under the Prior Plan), and (y) any shares which have been exchanged by a participant as full or partial payment to the Company in connection with any award under the Plan or the Prior Plan, as well as any shares exchanged by a Participant or withheld by the Company to satisfy the tax withholding obligations related to an award under the Plan or the Prior Plan, shall be available for issuance under the Plan in subsequent periods.

  (b) In no event, however, shall more than 3,000,000 shares of Common Stock available for issuance pursuant to the Plan be issued pursuant to stock awards granted under Section 8(c) of the Plan. The maximum number of shares of Common Stock that may be delivered pursuant to stock options qualified as incentive stock options under Section 422 of the Code ("ISOs") is 4,000,000 shares.

  (c) In instances where a stock appreciation rights ("SAR") or other award is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement shall not be counted against the shares available for issuance under the Plan. If an SAR or other award that was granted under the Prior Plan and outstanding at the Effective Time is settled in cash or a form other than shares, the shares that would have been issued had there been no cash or other settlement shall, notwithstanding anything to the contrary in the Prior Plan, not be counted against the shares available for issuance under the Prior Plan for purposes of determining the shares available for issuance under the Plan. The payment of cash dividends and dividend equivalents in conjunction with outstanding awards shall not be counted against the shares available for issuance under the Plan. Any shares that are issued by the Company, and any awards that are granted by, or become obligations of, the Company, through the assumption by the Company or an affiliate of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Company (or a subsidiary or affiliate) in connection with a business or asset acquisition or similar transaction) shall not be counted against the shares available for issuance under the Plan.

  (d) Any shares issued under the Plan may consist in whole or in part of authorized and unissued shares or of treasury shares, and no fractional shares shall be issued under the Plan. Cash may be paid in lieu of any fractional shares in settlements of awards under the Plan.

  (e) In no event shall the total number of shares of Common Stock that may be awarded to any eligible participant during any three year period pursuant to stock option grants and SAR grants hereunder exceed 900,000 shares. In no event shall "Performance-Based Awards" under Section 8(c)(ii) (other than stock options or SARs, and without giving effect to any related dividend equivalents) that are granted to any eligible participant during any three consecutive years relate to or provide for payment of more than 300,000 shares of Common Stock.

  (f) Adjustments to the Plan's aggregate share limit pursuant to clause (ii),
(iii), (x) and/or (y) of Section 5(a), as well as the provision of Section 5(c), are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder. The limits set forth in Sections 5(b) and 5(e) shall apply with respect to all Plan awards regardless of whether the underlying shares are attributable to the fixed 8,000,000 shares made available for Plan award purposes or shares available but not issued under the prior Plan.

6. Adjustments and Reorganizations

  (a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares or share price, the Committee shall make such proportionate adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to
(i) the aggregate number and type of shares that may be issued under the Plan;
(ii) the grant limits established under the Plan; (iii) each outstanding award made under the Plan (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the exercise price per share for any outstanding stock options, SARs or similar awards under the Plan. Any adjustment affecting an award intended as performance-based compensation under Section 162(m) of the Code shall be made consistent with the requirements of Section 162(m).

  (b) Notwithstanding anything to the contrary in Section 6(a), the provisions of this Section 6(b) shall apply to an outstanding Plan award if a Change in Control (as defined in Section 6(e)) occurs. If the Company undergoes a Change in Control triggered by clause (iii) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Change in Control, or if for any other reason the award would not continue after the Change in Control, then upon the Change in Control: (i) if the award is a stock option, it shall vest fully and completely, any and all restrictions on exercisability or otherwise shall lapse, and it shall be fully exercisable;
(ii) if the award is an SAR, it shall vest fully and completely, any and all restrictions on such SAR shall lapse, and such SAR shall be converted completely into cash at a price per share-unit equal to the higher of (x) the highest price paid for a share of Common Stock, as reported in the New York Stock Exchange Composite Transactions, during the 120 days prior to and including the date of the Change in Control, and (y) the highest price paid (on a national stock exchange or as quoted in the NASDAQ National Market Issues) for a share of stock of the corporation or other entity with which or into which the Company is merged, or if such corporation or other entity is not publicly traded, then the highest price paid on an exchange or as quoted in the NADSAQ National Market Issues for a share of stock of a publicly traded corporation or other entity that owns 50% or more (directly or indirectly) of such corporation or other entity on the date of the Change in Control (subject to adjustment pursuant to Section 6(a)); and (iii) if such award is an award or grant under Section 8(c) of the Plan, it shall immediately vest fully and completely, and all restrictions shall lapse, provided, however, that if the award is performance-based, the earnout or payout of the award, as applicable, shall be computed based on the performance terms of the award and based on actual performance achieved to the date of the Change in Control. No acceleration of vesting, exercisability and/or payment of an outstanding Plan award shall occur in connection with a Change in Control if either (i) the Company is the surviving entity, or (ii) the successor to the Company (if any) (or a parent thereof) agrees in writing prior to the Change in Control to assume the award; provided, however, that individual awards may provide for acceleration under these circumstances as contemplated by Section 6(c) below. Notwithstanding the foregoing provisions of this Section 6(b), no acceleration of vesting, exercisability and/or payment of an outstanding Plan award shall occur in connection with a Change in Control event that would, but for such acceleration, be accounted for under generally accepted accounting principles in effect on the date of such Change in Control as a pooling of interests transaction to the extent that such acceleration would render pooling accounting unavailable with respect to the transaction. If a stock option or other award is fully vested or becomes fully vested as provided in this paragraph (or would have become fully vested but for the pooling provision set forth in the preceding sentence) but is not exercised or paid prior to a Change in Control triggered by clause

(iii) of the definition thereof and the Company is not the surviving entity and the successor to the Company (if any) (or a parent thereof) does not agree in writing prior to the occurrence of the Change in Control to continue and assume the award following the Changes in Control, or if for any other reason the award would not continue after the Change in Control, then the Committee may provide for the settlement in cash of the award (such settlement to be calculated as though the award was paid or exercised simultaneously with the Change in Control and based upon the then Fair Market Value of a share of Common Stock and subject, in the case of an SAR or performance-based award, to the Change in Control payment provisions set forth above). An option or other award so settled by the Committee shall automatically terminate. If, in such circumstances, the Committee does not provide for the cash settlement of an option or other award, then upon the Change in Control such option or award shall terminate, subject to any provision that has been made by the Committee through a plan of reorganization or otherwise for the survival, substitution or exchange of such option or right; provided that the option or award holder shall be given reasonable notice of such intended termination and, subject to the pooling provision set forth above, an opportunity to exercise the option or award (to the extent an award other than an option must be exercised in order for the participant to realize the intended benefits) prior to or upon the Change in Control.

  (c) Notwithstanding the provisions of Section 6(b), awards issued under the Plan may contain specific provisions regarding the consequences of a Change in Control and, if contained in an award, those provisions shall be controlling in the event of any inconsistency. (For example, and without limitation, an award may provide that (i) acceleration of vesting will occur automatically upon a Change in Control, or (ii) acceleration will occur in connection with a Change in Control if the participant is terminated by the Company without cause or the participant terminates employment for good reason.) The occurrence of a particular Change in Control under the Plan shall have no affect on any award granted under the Plan after the date of that Change in Control.

  (d) The Committee may make adjustments pursuant of Section 6(a) and/or deem and acceleration of vesting of awards pursuant to Section 6(b) to occur sufficiently prior to an event if necessary or deemed appropriate to permit the participant to realize the benefits intended to be conveyed with respect to the shares underlying the award; provided, however, that, the Committee may reinstate the original terms of an award if the related event does not actually occur.

  (e) A "Change in Control" of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

    (i) Any Person (other than those Persons in control of the Company as of the Effective Time, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities, and for purposes of this subsection (i) "Person" or "group" shall not include underwriters acquiring newly-issued voting securities (or securities convertible into voting securities) directly from the Company with a view towards distribution.

    (ii) On any day after the Effective Time (the "Measurement Date") Continuing Directors cease for any reason to constitute a majority of the Board. A director is a "Continuing Director" if he or she either:

      (1) was a member of the Board on the applicable Initial Date (an "Initial Director"); or

      (2) was elected to the Board, or was nominated for election by the Company's stockholders, by a vote of at least two-thirds (2/3) of the Initial Directors then in office.

  A member of the Board who was not a director on the applicable Initial Date shall be deemed to be an Initial Director for purposes of clause (2) above if his or her election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds (2/3) of the Initial Directors (including directors elected after the applicable Initial Date who are deemed to be Initial Directors by application of this provision) then in office. "Initial Date" means the later of (1) the Effective Time or (2) the date that is two (2) years before the Measurement Date.

    (iii) The Company is liquidated; all or substantially all of the Company's assets are sold in one or a series of related transactions; or the Company is merged, consolidated, or reorganized with or involving any other corporation, other than a merger, consolidation, or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization. Notwithstanding the foregoing, an event described in this clause (iii) that occurred prior to the Effective Time shall not constitute a Change in Control.

"Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

7. Fair Market Value

  "Fair Market Value" for all purposes under the Plan shall mean the closing price of a share of Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange (the "Exchange") for the date in question. If no sales of Common Stock were made on the Exchange on that date, the closing price of a share of Common Stock as reported on said composite tape for the preceding day on which sales of Common Stock were made on the Exchange shall be substituted.

8. Awards

  The Committee shall determine the type or types of award(s) to be made to each participant. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company, including the plan of any acquired entity. The types of awards that may be granted under the Plan are:


  (a) Stock Options--A grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Committee. The purchase price per share for each option shall be not less than 100% of Fair Market Value on the date of the grant, except that, in the case of a stock option granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Marked Value of a share on the date such other award was granted. A stock option may be in the form of an ISO which, in addition to being subject to applicable terms, conditions and limitations established by the Committee, complies with Section 422 of the Code. If an ISO is granted, the aggregate Fair Market Value (determined on the date the option is granted) of Common Stock subject to an ISO granted to a participant by the Committee which first becomes exercisable in any calendar year shall not exceed $100,000.00 (otherwise, the intended ISO, to the extent of such excess, shall be rendered a nonqualified stock option). ISOs may only be granted to key employees of the Company or a subsidiary. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The price at which shares of Common Stock may be purchased under a stock option shall be paid in full at the time of the exercise in cash or such other method permitted by the Committee, including
(i) tendering (either actually or by attestation) Common Stock; (ii) surrendering a stock award valued at Fair Market Value on the date of surrender; (iii) authorizing a third party to sell the shares (or a sufficient portion thereof) acquired upon exercise of a stock option and assigning the delivery to the Company of a sufficient amount of the sale proceeds to pay for all the shares acquired through such exercise; or (iv) any combination of the above. The Committee may grant stock options that provide for the award of a new option when the exercise price of the option and/or tax withholding obligations related to the exercise of the option have been paid by tendering shares of Common Stock to the Company or by the Company's reduction of the number of shares otherwise deliverable to the optionee. Any new option grant contemplated by the preceding sentence (the re-load grant) would cover the number of shares tendered by the optionee or withheld by the Company with the option purchase price set at the then current Fair Market Value and would never extend beyond the remaining term of the originally exercised option.

  (b) SARs--A right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the Fair Market Value on the date the SAR was granted as set forth in the applicable award agreement, except that, in the case of a SAR granted retroactively in tandem with or as a substitution for another award, the exercise or designated price may be no lower than the Fair Market Value of a share on the date such other award was granted. The maximum term of an SAR shall be ten (10) years.

  (c) Other Awards--Other awards, granted or denominated in Common Stock or units of Common Stock, may be granted under the Plan. Awards not granted or denominated in Common Stock or units of Common Stock (cash awards) also may be granted consistent with clause (ii) below.

    (i) All or part of any stock award may be subject to conditions and restrictions established by the Committee, and set forth in the award agreement, which may include, but are not limited to, continuous service with the Company (or a subsidiary or affiliate), achievement of specific business objectives, and other measurements of individual, business unit or Company performance. Unless the Committee otherwise provides, awards under this Section 8(c) to employees of the Company or a subsidiary that are either granted or become vested, exercisable or payable based on attainment of one or more of the performance goals related to the business criteria identified below, shall be deemed to be intended as Performance-Based Awards under Section 8(c)(ii).

    (ii) Without limiting the generality of the foregoing, and in addition to stock options and SAR grants, other performance-based awards within the meaning of Section 162(m) of the Code ("Performance-Based Awards"), whether in the form of restricted stock, performance stock, phantom stock or other rights, the vesting of which depends on the absolute or relative performance of the Company on a consolidated, segment, subsidiary, division, or plant basis with reference to revenue growth, net earnings (either before or after interest, taxes, depreciation, amortization and/or Net Pension Income (as defined below)), cash flow, return on equity or on assets or on net investment, cost containment or reduction, stock price appreciation, total stockholder return, or EVA (as defined below) relative to preestablished performance goals, may be granted under the Plan. The applicable business criteria and the specific performance goals for Performance-Based Awards must be approved by the Committee in advance of applicable deadlines under the Code and while the performance relating to such goals remains substantially uncertain. The applicable performance period may range from one to ten years. Performance targets shall, to the extent determined by the Committee to be equitable and appropriate, be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events not foreseen at the time the targets were set. In no even shall share-based Performance-Based Awards granted to any eligible person under this Plan exceed the limit set forth in Section 5(e). In no event shall grants to any eligible person under this Plan of Performance-Based Awards payable only in cash in any calendar year and not related to shares provide for payment of more than $3,000,000. Except as otherwise permitted under
  Section 162(m) of the Code, before any Performance-Based Award is paid, the Committee must certify that the performance goal and any other material terms of the performance-Based Award were in fact satisfied. The Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with the terms of the Plan and Section 162(m) of the Code, on the payment of individual Performance-Based Awards. The Committee may reserve by express provision in any award agreement the right to reduce the amount payable in accordance with any standards or on any other basis (including the Committee's discretion), as the Committee may impose. Performance-Based Awards may be granted only to key employees of the Company or a subsidiary. "EVA" means operating profit after tax (which means net earnings after tax but before tax adjusted interest income and expense and goodwill amortization), less a charge for the use of capital (which is based on average total capital and the weighted cost of capital). "Net Pension Income" means any positive difference between income from employee pension plan investments less the cost of employee pension benefits for the relevant period of time.

9. Dividends and Dividend Equivalents

  The Committee may provide that any awards under the Plan earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently or may be credited to a participant's account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional shares or share equivalents.

10. Deferrals and Settlements

  Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Committee shall determine, and with such restrictions as it may impose. The Committee may also require or permit participants to elect to defer the issuance of shares of the settlement of awards in cash under rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment of crediting of dividend equivalents where the deferral amounts are denominated in shares.

11. Transferability and Exercisability

  Unless otherwise expressly provided in (or pursuant to) this Section 11, by applicable law or by the award agreement, (i) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (ii) awards shall be exercised only by the holder; and (iii) amounts payable or shares issuable pursuant to an award shall be delivered only to (or for the account of) the holder. The foregoing exercise and transfer restrictions shall not apply to:
(a) transfers to the Company; (b) the designation of a beneficiary to receive benefits in the event of the participant's death or, if the participant has died, transfers to or exercise by the participant's beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution; (c) transfers pursuant to a qualified domestic relations order (as defined in the Code) (in the case of ISOs, to the extent such transfers are permitted by the Code); (d) if the participant has suffered a disability, permitted transfers to or exercises on behalf of the holder by his or her legal representative; or (e) the authorization by the Committee of "cashless exercise" procedures. The Committee by express provision in the award or an amendment thereto may permit an award (other than an ISO) to be transferred to, exercised by and paid to certain persons or entities related to the participant, including but not limited to members of the participant's family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant's family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a "blind trust" in connection with the participant's termination of employment with the Company (or a subsidiary or affiliate) to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company's lawful issue of securities.

12. Award Agreements

  Awards under the Plan shall be evidenced by agreements that set forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant's employment terminates, and the Company's authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind any award; provided, however, that such authority shall not extend to the reduction of the exercise price of a previously granted option, except as provided in Section 6 hereof. The Committee need not require the execution of any such agreement, in which case acceptance of the award by the respective participant shall constitute agreement to the terms of the award.

13. Plan Amendment

  The plan may only be amended by a disinterested majority of the Board of Directors as if deems necessary or appropriate to better achieve the purpose of the Plan, except that no such amendment shall be made without the approval of the Company's stockholders which would increase the number of shares available for issuance under the Plan (except for increases or adjustments expressly contemplated by Sections 5 and 6).

14. Tax Withholding

  The Company shall have the right to deduct from any settlement of an award made under the Plan, including the delivery or vesting of shares, a sufficient amount to cover withholding (at the flat percentage rates applicable to supplemental wages) of any Federal, state or local taxes required by law or to take such other action as may be necessary to satisfy any such withholding obligations. The Committee may permit shares to be used to satisfy required tax withholding and such shares shall be valued at the Fair Market Value as of the settlement date of the applicable award.

15. Other Company Benefit and Compensation Programs

  Unless otherwise specifically determined by the Committee, settlements of awards received by participants under the Plan shall not be deemed a part of a participant's regular, recurring compensation for purposes of calculating payments or benefits from any benefit plan or severance program of the Company (or a subsidiary or affiliate), or any severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

16. Unfunded Plan

  Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or other person. To the extent any person holds any rights by virtue of a grant awarded under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

17. Future Rights

  No person shall have any claim or rights to be granted an award under the Plan, and no participant shall have any rights under the Plan to be retained in the employ of the Company (or any subsidiary or affiliate).

18. Governing Law; Severability; Legal Compliance

  The validity, construction and effect of the Plan, any award agreements or other documents setting forth the terms of an award, and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of California and applicable Federal law. If any provision of the Plan, any award agreement, or any other document setting forth the terms of an award shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan or such other document shall continue in effect.

  The Plan, the granting and vesting of awards under the Plan and the issuance and delivery of Common Stock and/or the payment of money under the Plan or under awards granted hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities and banking laws) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

19. Successors and Assigns

  The Plan shall be binding on all successors and assigns of a participant, including, without limitation, the estate of such participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the participant's creditors.

20. Rights as a Stockholder

  Except as otherwise provided in the award agreement, a participant shall have no rights as a stockholder until he or she becomes the holder of record of shares of Common Stock.

                                                                      EXHIBIT C

                                    FORM OF
            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
     SERIES B CONVERTIBLE PREFERRED STOCK OF NORTHROP GRUMMAN CORPORATION

  Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Northrop Grumman Corporation, a Delaware corporation (the "Corporation"), certifies that pursuant to the authority contained in Article FOURTH of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of its Preferred Stock, par value $1.00 per share, designated as Series B Convertible Preferred Stock:

  RESOLVED, that a series of the authorized Preferred Stock, par value $1.00 per share, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

  Section 1. Designation and Amount. The shares of such series shall be designated as the "Series B Convertible Preferred Stock" (the "Series B Convertible Preferred Stock") and the number of shares constituting such series shall be 3,500,000.

  Section 2. Dividends. The holders of shares of Series B Convertible Preferred Stock shall be entitled to receive cumulative cash dividends when, as and if declared by the Board of Directors out of any funds legally available therefor, at the rate per year herein specified, payable quarterly at the rate of one-fourth of such amount on the fifteenth day (or, if such day is not a business day, on the first business day thereafter) of January, April, July and October in each year. The rate of dividends shall initially be $7.00 per year per share. Thereafter, the rate of dividends shall be increased to $9.00 per share per year after the October 2001 dividend payment date if the stockholders of the Corporation shall not have, prior to that time, approved the issuance of all Common Stock issuable upon conversion of the Series B Convertible Preferred Stock. The rate of dividends shall be decreased to $7.00 per share after the first quarterly dividend payment date after Stockholder Approval is obtained. Cash dividends upon the Series B Convertible Preferred Stock shall commence to accrue and shall be cumulative from the date of issuance.

  If the dividend for any dividend period shall not have been paid or set apart in full for the Series B Convertible Preferred Stock, the deficiency shall be fully paid or set apart for payment before (i) any distributions or dividends, other than distributions or dividends paid in stock ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, shall be paid upon or set apart for Common Stock or stock of any other class or series of Preferred Stock ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation; and (ii) any Common Stock or shares of Preferred Stock of any class or series ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation shall be redeemed, repurchased or otherwise acquired for any consideration other than stock ranking junior to the Series B Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation. No distribution or dividend shall be paid upon, or declared and set apart for, any shares of Preferred Stock ranking on a parity with the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation for any dividend period unless at the same time a like proportionate distribution or dividend for the same or similar dividend period, ratably in proportion to the respective annual dividends fixed therefor, shall be paid upon or declared and set apart for all shares of Preferred Stock of all series so ranking then outstanding and entitled to receive such dividend.

  Section 3. Voting Rights. Except as provided herein or as may otherwise be required by law, the holders of shares of Series B Convertible Preferred Stock shall not be entitled to any voting rights as stockholders with respect to such shares.

  (a) So long as any shares of Series B Convertible Preferred Stock shall be outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the aggregate number of shares of Series B Convertible Preferred Stock at the time outstanding, by an amendment to the Restated Certificate of Incorporation, by merger or consolidation, or in any other manner:

    (i) authorize any class or series of stock ranking prior to the Series B Convertible Preferred Stock as to dividends, redemption payments or rights upon liquidation, dissolution or winding up of the Corporation;

    (ii) alter or change the preferences, special rights, or powers given to the Series B Convertible Preferred Stock so as to affect such class of stock adversely, but nothing in this clause (ii) shall require such a class vote (x) in connection with any increase in the total number of authorized shares of Common Stock or Preferred Stock; (y) in connection with the authorization or increase in the total number of authorized shares of any class of stock ranking on a parity with the Series B Convertible Preferred Stock; or (z) in connection with the fixing of any of the particulars of shares of any other series of Preferred Stock ranking on a parity with the Series B Convertible Preferred Stock that may be fixed by the Board of Directors as provided in Article FOURTH of the Certificate of Incorporation; or

    (iii) directly or indirectly purchase or redeem less than all of the Series B Convertible Preferred Stock at the time outstanding unless the full dividends to which all shares of the Series B Convertible Preferred Stock then outstanding shall then be entitled shall have been paid or declared and a sum sufficient for the payment thereof set apart.

  (b) If and whenever accrued dividends on the Series B Convertible Preferred Stock shall not have been paid or declared and a sum sufficient for the payment thereof set aside for six quarterly dividend periods (whether or not consecutive), then and in such event, the holders of the Series B Convertible Preferred Stock, voting separately as a class, shall be entitled to elect two directors at any annual meeting of the stockholders or any special meeting held in place thereof, or at a special meeting of the holders of the Series B Convertible Preferred Stock called as hereinafter provided. Such right of the holders of the Series B Convertible Preferred Stock to elect two directors may be exercised until the dividends in default on the Series B Convertible Preferred Stock shall have been paid in full or funds sufficient therefor set aside; and when so paid or provided for, then the right of the holders of the Series B Convertible Preferred Stock to elect such number of directors shall cease, but subject always to the same provisions for the vesting of such voting rights in the case of any such future default or defaults. At any time after such voting power shall have so vested in the holders of the Series B Convertible Preferred Stock, the Secretary of the Corporation may, and upon the written request of the holders of record of ten percent (10%) or more in amount of the Series B Convertible Preferred Stock then outstanding addressed to him at the principal executive office of the Corporation shall, call a special meeting of the holders of the Series B Convertible Preferred Stock for the election of the directors to be elected by them as hereinafter provided, to be held within sixty (60) days after delivery of such request and at the place and upon the notice provided by law and in the bylaws of the Corporation for the holding of meetings of stockholders; provided, however, that the Secretary shall not be required to call such special meeting in the case of any such request received less than ninety (90) days before the date fixed for the next ensuing annual meeting of stockholders. If at any such annual or special meeting or any adjournment thereof the holders of at least a majority of the Series B Convertible Preferred Stock then outstanding and entitled to vote thereat shall be present or represented by proxy, then, by vote of the holders of at least a majority of the Series B Convertible Preferred Stock present or so represented at such meeting, the then authorized number of directors of the Corporation shall be increased by two, and the holders of the Series B Convertible Preferred Stock shall be entitled to elect the additional directors so provided for. The directors so elected shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify; provided, however, that whenever the holders of the Series B Convertible Preferred Stock shall be divested of voting power as above provided, the terms of office of all persons elected as directors by the holders of the Series B Convertible Preferred Stock as a class shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly.

  (c) If, during any interval between any special meeting of the holders of the Series B Convertible Preferred Stock for the election of directors to be elected by them as provided in this Section 3 and the next ensuing annual meeting of stockholders, or between annual meetings of stockholders for the election of directors, and while the holders of the Series B Convertible Preferred Stock shall be entitled to elect two directors, the number of directors who have been elected by the holders of the Series B Convertible Preferred Stock shall, by reason of resignation, death, or removal, be less than the total number of directors subject to election by the holders of the Series B Convertible Preferred Stock, (i) the vacancy or vacancies in the directors elected by the holders of the Series B Convertible Preferred Stock shall be filled by the remaining director then in office, if any, who was elected by the holders of the Series B Convertible Preferred Stock, although less than a quorum, and (ii) if not so filled within sixty (60) days after the creation thereof, the Secretary of the Corporation shall call a special meeting of the holders of the Series B Convertible Preferred Stock and such vacancy or vacancies shall be filled at such special meeting. Any director elected to fill any such vacancy by the remaining director then in office may be removed from office by vote of the holders of a majority of the shares of the Series B Convertible Preferred Stock. A special meeting of the holders of the Series B Convertible Preferred Stock may be called by a majority vote of the Board of Directors for the purpose of removing such director. The Secretary of the Corporation shall, in any event, within ten (10) days after delivery to the Corporation at its principal office of a request to such effect signed by the holders of at least ten percent (10%) of the outstanding shares of the Series B Convertible Preferred Stock, call a special meeting for such purpose to be held within sixty (60) days after delivery of such request; provided, however, that the Secretary shall not be required to call such a special meeting in the case of any such request received less than ninety (90) days before the date fixed for the next ensuing annual meeting of stockholders.

  Section 4. Redemption.

  (a) Shares of Series B Convertible Preferred Stock shall not be redeemable except as follows:

    (i) All, but not less than all, of the shares of Series B Convertible Preferred Stock shall be redeemed for cash in an amount equal to (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the Current Market Price of the number of shares of Common Stock which would be issued to such holders if all shares of Series B Convertible Preferred Stock were converted into Common Stock on the Redemption Date pursuant to Section 8; and (Y) after Stockholder Approval, the Liquidation Value plus all dividends with respect to such shares, whether or not declared, accrued and unpaid as of the Redemption Date, as defined below, on the first day after the twentieth anniversary of the initial issuance of the Series B Convertible Preferred Stock.

    (ii) All, but not less than all, of the shares of Series B Convertible Preferred Stock may be redeemed at the option of the Corporation at any time after the seventh anniversary of the initial issuance of the Series B Convertible Preferred Stock. Any redemption pursuant to this clause (ii) shall be solely for Common Stock of the Corporation and at the Redemption Date each holder of shares of Series B Convertible Preferred Stock shall be entitled to receive, in exchange and upon surrender of the certificate therefor, that number of fully paid and nonassessable shares of Common Stock determined by dividing (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the Current Market Price of the number of shares of Common Stock which would be issued if all shares of Series B Convertible Preferred Stock were converted into Common Stock pursuant to Section 8 on the Redemption Date; or (Y) if after Stockholder Approval, the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared thereon to the Redemption Date, by (Z) the Current Market Price of the Common Stock as of the Redemption Date; provided, however, that if prior to the Redemption Date there shall have occurred a Transaction, as defined in Section 8(b)(iii), the consideration deliverable in any such exchange shall be the Alternate Consideration as provided in Section 12.

  (b) Notice of every mandatory or optional redemption shall be mailed at least thirty (30) days but not more than fifty (50) days prior to the Redemption Date to the holders of record of the shares of Series B Convertible Preferred Stock so to be redeemed at their respective addresses as they appear upon the books of the Corporation. Each such notice shall specify the date on which such redemption shall be effective (the "Redemption Date"), the redemption price or manner of calculating the redemption price and the place where certificates for the Series B Convertible Preferred Stock are to be surrendered for cancellation.

  (c) On the date that redemption is being made pursuant to paragraph (a) of this Section 4, the Corporation shall deposit for the benefit of the holders of shares of Series B Convertible Preferred Stock the funds, or stock certificates for Common Stock, necessary for such redemption with a bank or trust company in the Borough of Manhattan, the City of New York, having a capital and surplus of at least $1,000,000,000. Dividends paid on Common Stock held for the benefit of the holders of shares of Series B Convertible Preferred Stock hereunder shall be held for the benefit of such holders and paid over, without interest, on surrender of certificates for the Series B Convertible Preferred Stock. Any monies or stock certificates so deposited by the Corporation and unclaimed at the end of one year from the Redemption Date shall revert to the Corporation. After such reversion, any such bank or trust company shall, upon demand, pay over to the Corporation such unclaimed amounts or deliver such stock certificates and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of shares of Series B Convertible Preferred Stock shall look only to the Corporation for the payment of the redemption price. Any interest accrued on funds deposited pursuant to this paragraph (c) shall be paid from time to time to the Corporation for its own account.

  (d) Upon the deposit of funds or certificates for Common Stock pursuant to paragraph (c) in respect of shares of Series B Convertible Preferred Stock being redeemed pursuant to paragraph (a) of this Section 4, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall on and after the Redemption Date no longer be deemed outstanding, and all rights of the holders of shares of Series B Convertible Preferred Stock shall cease and terminate, excepting only the right to receive the redemption price therefor. Nothing in this
Section 4 shall limit the right of a holder to convert shares of Series B Convertible Preferred Stock pursuant to Section 8 at any time prior to the Redemption Date, even if such shares have been called for redemption pursuant to Section 4(a).

  (e) In connection with any redemption pursuant to clause (ii) of paragraph
(a) of this Section 4, no fraction of a share of common stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Redemption Date.

  Section 5. Fundamental Change in Control.

  (a) Not later than 10 business days following a Fundamental Change in Control, as defined below, the Corporation shall mail notice to the holders of Series B Convertible Preferred Stock stating that a Fundamental Change in Control has occurred and advising such holders of their right to exchange (the "Exchange Right") any and all shares of Series B Convertible Preferred Stock for shares of Common Stock as provided herein; provided, however, that if prior to the Exchange Date (as defined below) there shall have occurred a Transaction, as defined in Section 8(b)(iii), the consideration deliverable in any such exchange shall be the Alternate Consideration as provided in Section
12. Such notice shall state: (i) the date on which such exchanges shall be effective (the "Exchange Date"), which shall be the 21st business day from the date of giving such notice; (ii) the number of shares of Common Stock (or Alternate Consideration) for which each share of Series B Convertible Preferred Stock may be exchanged; and (iii) the method by which each holder may give notice of its exercise of the Exchange Right; and (iv) the method and place for delivery of certificates for Series B Convertible Preferred Stock in connection with exchanges pursuant hereto. For a period of twenty (20) business days following the notice provided herein, each holder of Series B Convertible Preferred Stock may exercise the Exchange Right as provided herein.

  (b) Pursuant to the Exchange Right, each share of Series B Convertible Preferred Stock shall be exchanged for that number of shares of Common Stock determined by dividing an amount equal to (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all dividends accrued and unpaid with respect to such share as of the Exchange Date, whether or not declared, and (b) the Current Market Price of the number of shares of Common Stock which would be issued if such share of Series B Convertible Preferred Stock were converted into Common Stock pursuant to Section 8 on the Exchange Date; or (Y) if after Stockholder Approval, the Liquidation Value plus all dividends accrued and unpaid with respect to such share as of the Exchange Date, whether or not declared, in each case by the Current Market Price per share of Common Stock as of the Exchange Date.

  (c) The holder of any share of Series B Convertible Preferred Stock may exercise the Exchange Right by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Convertible Preferred Stock to be exchanged accompanied by a written notice stating that such holder elects to exercise the Exchange Right as to all or a specified number of such shares in accordance with this Section 5 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to which such holder is entitled to be issued and such other customary documents as are necessary to effect the exchange. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance in such name or names of shares of Common Stock to which such holder has become entitled. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock to which such holder has become entitled on exchange of shares of Series B Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five (5) business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock to which the holder of shares of Series B Convertible Preferred Stock so exchanged shall be entitled.

  (d) From and after the Exchange Date, a holder of shares of Series B Convertible Preferred Stock who has elected to exchange such shares for Common Stock as herein provided shall have no voting or other rights with respect to the shares of Series B Convertible Preferred Stock subject thereto, other than the right to receive the Common Stock provided herein upon delivery of the certificate or certificates evidencing shares of Series B Convertible Preferred Stock.

  (e) In connection with the exchange of any shares of Series B Convertible Preferred Stock, no fraction of a share of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the Exchange Date.

  (f) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of the Exchange Rights provided herein, such number of shares of Common Stock as shall from time to time be sufficient to effect the exchange provided herein. The Corporation shall from time to time, in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the exchange of all then outstanding shares of Series B Convertible Preferred Stock.

  (g) As used herein, the term "Fundamental Change in Control" shall mean any merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the Common Stock in which more than one-third of the previously outstanding Common Stock shall be changed into or exchanged for cash, property or securities other than capital stock of the Corporation or another corporation ("Non Stock Consideration"). For purposes of the preceding sentence, any transaction in which shares of Common Stock shall be changed into or exchanged for a combination of Non Stock Consideration and capital stock of the Corporation or another corporation shall be deemed to have involved the exchange of a number of shares of Common Stock for Non Stock Consideration equal to the total number of shares exchanged multiplied by a fraction in which the numerator is the Fair Market Value of the Non Stock Consideration and the denominator is the Fair Market Value of the total consideration in such exchange, each as determined by a resolution of the Board of Directors of the Corporation.

  Section 6. Reacquired Shares. Any shares of Series B Convertible Preferred Stock converted, redeemed, exchanged, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation, and upon the filing of an appropriate certificate with the Secretary of State of the State of Delaware, become authorized but unissued shares of Preferred Stock, par value $1.00 per share, of the Corporation and may be reissued as part of another series of Preferred Stock, par value $1.00 per share, of the Corporation subject to the conditions or restrictions on issuance set forth herein.

  Section 7. Liquidation, Dissolution or Winding Up.

  (a) Except as provided in paragraph (b) of this Section 7, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (i) to the holders of shares of capital stock of the Corporation ranking junior as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation to the Series B Convertible Preferred Stock unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the amount which would be distributed to such holders if all shares of Series B Convertible Preferred Stock had been converted into Common Stock pursuant to Section 8; and (Y) after Stockholder Approval, the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared or (ii) to the holders of shares of capital stock ranking on a parity with the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, except distributions made ratably on the Series B Convertible Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. The Liquidation Value shall be $100.00 per share.

  (b) If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, no distribution shall be made (i) to the holders of shares of capital stock of the Corporation ranking junior to the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation unless, prior thereto, the holders of shares of Series B Convertible Preferred Stock shall have received (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, and (b) the amount which would be distributed to such holders if all shares of Series B Convertible Preferred Stock had been converted into Common Stock pursuant to
Section 8; and (Y) after Stockholder Approval, the Liquidation Value plus all accrued and unpaid dividends with respect to such shares, whether or not declared, or (ii) to the holders of shares of capital stock ranking on a parity with the Series B Convertible Preferred Stock as to dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, except distributions made ratably on the Series B Convertible Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

  (c) Neither the consolidation, merger or other business combination of the Corporation with or into any other Person or Persons nor the sale of all or substantially all of the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 7.

  Section 8. Conversion. Subject to the condition that the Stockholder Approval shall first have been obtained, each share of Series B Convertible Preferred Stock shall be convertible, at any time, at the option of the holder thereof into the right to receive shares of Common Stock, on the terms and conditions set forth in this Section 8.

  (a) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Convertible Preferred Stock shall be converted into the right to receive a number of fully paid and nonassessable shares of Common Stock, which shall be equal to the Liquidation Value divided by the Conversion Price, as herein defined. Initially the Conversion Price shall be 127% of $86.42. The Conversion Price shall be subject to adjustment as provided in this Section 8.

  (b) The Conversion Price shall be subject to adjustment from time to time as follows:

    (i) In case the Corporation shall at any time or from time to time declare a dividend, or make a distribution, on the outstanding shares of Common Stock in shares of Common Stock or subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or combine or reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock, or shall declare, order, pay or make a dividend or other distribution on any other class or series of capital stock, which dividend or distribution includes Common Stock then, and in each such case, the Conversion Price shall be adjusted to equal the number determined by multiplying (A) the Conversion Price immediately prior to such adjustment by (B) a fraction, the denominator of which shall be the number of shares of Common Stock outstanding immediately after such dividend, distribution, subdivision or reclassification, and the numerator of which shall be the number of shares of Common Stock outstanding immediately before such dividend, distribution, subdivision or reclassification. An adjustment made pursuant to this clause (i) shall become effective (A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, reclassification or combination, at the close of business on the day upon which such corporate action becomes effective.

    (ii) In case the Corporation shall at any time or from time to time declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock, evidences of indebtedness or other securities, cash or other property or rights or warrants to subscribe for securities of the Corporation or any of its Subsidiaries by way of distribution, dividend or spinoff, but excluding regular ordinary cash dividends as may be declared from time to time by the Corporation) on its Common Stock, other than a distribution or dividend of shares of Common Stock that is referred to in clause (i) of this paragraph (b), then, and in each such case, the Conversion Price shall be adjusted to equal the number determined by multiplying (A) the Conversion Price immediately prior to the record date fixed for the determination of stockholders entitled to receive such dividend or distribution by (B) a fraction, the denominator of which shall be the Current Market Price per share of Common Stock on the last Trading Day on which purchasers of Common Stock in regular way trading would be entitled to receive such dividend or distribution and the numerator of which shall be the Current Market Price per share of Common Stock on the first Trading Day on which purchasers of Common Stock in regular way trading would not be entitled to receive such dividend or distribution (the "Ex-dividend Date"); provided that the fraction determined by the foregoing clause (B) shall not be greater than 1. An adjustment made pursuant to this clause (ii) shall be effective at the close of business on the Ex-dividend Date. If the Corporation completes a tender offer or otherwise repurchases shares of Common Stock in a single transaction or a related series of transactions, provided such tender offer or offer to repurchase is open to all or substantially all holders of Common Stock (not including open market or other selective repurchase programs), the Conversion Price shall be adjusted as though (A) the Corporation had effected a reverse split of the Common Stock to reduce the number of shares of Common Stock outstanding from (x) the number outstanding immediately prior to the completion of the tender offer or the first repurchase for which the adjustment is being made to (y) the number outstanding immediately after the completion of the tender offer or the last repurchase for which the adjustment is being made and (B) the Corporation had paid a dividend on the Common Stock outstanding immediately after completion of the tender offer or the last repurchase for which the adjustment is being made in an aggregate amount equal to the aggregate consideration paid by the Corporation pursuant to the tender offer or the repurchases for which the adjustment is being made (the "Aggregate Consideration"); provided that in no event shall the Conversion Price be increased as a result of the foregoing adjustment. In applying the first two sentences of this Section 8(b)(ii) to the event described in clause (B) of the preceding sentence, the Current Market Price of the Common Stock on the date immediately following the closing of any such tender offer or on the date of the last repurchase shall be taken as the value of the Common Stock on the Ex-dividend Date, and the value of the Common Stock on the day preceding the Ex-dividend Date shall be assumed to be equal to the sum of
  (x) the value on the Ex-dividend Date and (y) the per share amount of the dividend described in such clause (B) computed by dividing the Aggregate Consideration by the number of shares of Common Stock outstanding after the completion of such tender offer or repurchase. In the event that any of the consideration paid by the Corporation in any tender offer or repurchase to which this Section 8(b)(ii) applies is in a form other than cash, the value of such consideration shall be determined by an independent investment banking firm of nationally recognized standing to be selected by the Board of Directors of the Corporation.

    (iii) In case at any time the Corporation shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets, liquidation or recapitalization (other than solely a change in the par value of equity securities) of the Common Stock and excluding any transaction to which clause (i) or (ii) of this paragraph (b) applies) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being herein called the "Transaction"), then each share of Series B Convertible Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the Common Stock issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a holder of that number of shares of Common Stock into which one share of Series B Convertible Preferred Stock would have been convertible (without giving effect to any restriction on convertibility) immediately prior to such Transaction including, on a pro rata basis, the cash, securities or property received by holders of Common Stock in any such transaction. The Corporation shall not be a party to a Transaction that does not expressly contemplate and provide for the foregoing.

    (iv) If any event occurs as to which the foregoing provisions of this
  Section 8(b) are not strictly applicable but the failure to make any adjustment to the Conversion Price or other conversion mechanics would not fully and equitably protect the conversion rights of the Series B Preferred Stock in accordance with the essential intent and principles of such provisions, then in each such case the Board of Directors of the Corporation shall make such appropriate adjustments to the Conversion Price or other conversion mechanics (on a basis consistent with the essential intent and principles established in this Section 8) as may be necessary to fully and equitably preserve, without dilution or diminution, the conversion rights of the Series B Convertible Preferred Stock.

  (c) If any adjustment required pursuant to this Section 8 would result in an increase or decrease of less than 1% in the Conversion Price, the amount of any such adjustment shall be carried forward and adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment, which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least 1% of the Conversion Price.

  (d) The Board of Directors may at its option increase the number of shares of Common Stock into which each share of Series B Convertible Preferred Stock may be converted, in addition to the adjustments required by this Section 8, as shall be determined by it (as evidenced by a resolution of the Board of Directors) to be advisable in order to avoid or diminish any income deemed to be received by any holder for federal income tax purposes of shares of Common Stock or Series B Convertible Preferred Stock resulting from any events or occurrences giving rise to adjustments pursuant to this Section 8 or from any other similar event.

  (e) The holder of any shares of Series B Convertible Preferred Stock may exercise his right to receive in respect of such shares the shares of Common Stock or other property or securities, as the case may be, to which such holder is entitled by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose, a certificate or certificates representing the shares of Series B Convertible Preferred Stock to be converted, accompanied by a written notice stating that such holder elects to convert all or a specified number of such shares in accordance with this Section 8 and specifying the name or names in which such holder wishes the certificate or certificates for shares of Common Stock or other property or securities, as the case may be, to which such holder is entitled to be issued and such other customary documents as are necessary to effect the conversion. In case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance in such name or names of shares of Common Stock or other property or securities, as the case may be, to which such holder has become entitled. Other than such taxes, the Corporation will pay any and all issue and other taxes (other than taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock or such other property or securities, as the case may be, to which such holder has become entitled on conversion of Series B Convertible Preferred Stock pursuant hereto. As promptly as practicable, and in any event within five (5) business days after the surrender of such certificate or certificates and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Corporation that such taxes have been paid), the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of Series B Convertible Preferred Stock so converted shall be entitled or such other property or assets, as the case may be, to which such holder has become entitled. The date upon which a holder delivers to the Corporation a notice of conversion and the accompanying documents referred to above is referred to herein as the "Conversion Date."

  (f) From and after the Conversion Date, a holder of shares of Series B Convertible Preferred Stock shall have no voting or other rights with respect to the shares of Series B Convertible Stock subject thereto, other than the right to receive upon delivery of the certificate or certificates evidencing shares of Series B Convertible Preferred Stock as provided by paragraph 8(e), the securities or property described in this Section 8.

  (g) In connection with the conversion of any shares of Series B Convertible Preferred Stock, no fraction of a share of Common Stock shall be issued, but in lieu thereof the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Current Market Price per share of Common Stock on the day on which such shares of Series B Convertible Preferred Stock are deemed to have been converted.

  (h) Upon conversion of any shares of Series B Convertible Preferred Stock, if there are any accrued but unpaid dividends thereon, the Corporation shall, at its option, either pay the same in cash or deliver to the holder an additional number of fully paid and nonassessable shares of Common Stock determined by dividing the amount of such accrued and unpaid dividends by the Conversion Price.

  (i) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series B Convertible Preferred Stock. The Corporation shall from time to time, in accordance with the laws of Delaware, increase the authorized amount of Common Stock if at any time the number of authorized shares of Common Stock remaining unissued shall not be sufficient to permit the conversion at such time of all then outstanding shares of Series B Convertible Preferred Stock.

  Section 9. Reports as to Adjustments. Whenever the Conversion Price is adjusted as provided in Section 8 hereof, the Corporation shall (i) promptly place on file at its principal office and at the office of each transfer agent for the Series B Convertible Preferred Stock, if any, a statement, signed by an officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the new Conversion Price, and (ii) promptly mail to the holders of record of the outstanding shares of Series B Convertible Preferred Stock at their respective addresses as the same shall appear in the Corporation's stock records a notice stating that the number of shares of Common Stock into which the shares of Series B Convertible Preferred Stock are convertible has been adjusted and setting forth the new Conversion Price (or describing the new stock, securities, cash or other property) as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof, and when such adjustment became effective.

  Section 10. Definitions. For the purposes of the Certificate of Designations, Preferences and Rights of Series B Convertible Redeemable Preferred Stock which embodies this resolution:

  "Current Market Price" per share of Common Stock on any date for all purposes of Section 8 shall be deemed to be the closing price per share of Common Stock on the date specified. For all other purposes hereunder, "Current Market Price" on any date shall be deemed to be the average of the closing prices per share of Common Stock for the five (5) consecutive trading days ending two trading days prior to such date. The closing price for each day shall be the last sale price, regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") or such other system then in use, or, if on any such date the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors. If the Common Stock is not publicly held or so listed or publicly traded, "Current Market Price" shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Corporation.

  "Fair Market Value" means the amount which a willing buyer would pay a willing seller in an arm's-length transaction as determined in good faith by the Board of Directors of the Corporation, unless otherwise provided herein.

  "Person" means any individual, firm, corporation or other entity, and shall include any successor (by merger or otherwise) of such entity.

  "Trading Day" means a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

  Section 11. Rank. The Series B Convertible Preferred Stock shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) prior to the Common Stock of the Corporation and any class or series of Preferred Stock which provides by its terms that it is to rank junior to the Series B Preferred Stock and (ii) on a parity with each other class or series of Preferred Stock of the Corporation.

  Section 12. Alternate Consideration. For purposes of determining the consideration payable upon exercise of the optional redemption provided in
Section 4(a)(ii) and upon the exercise of the Exchange Right provided in
Section 5, if there shall have occurred a Transaction, as defined in Section 8(b)(iii), the Common Stock that would otherwise have been issued to a holder of Series B Convertible Preferred Stock for each share of Series B Convertible Preferred Stock pursuant to Section 4(a)(ii) or Section 5, as applicable, shall be deemed to instead be the kind and amount of shares of stock or other securities and property receivable (including cash) upon consummation of such Transaction (the "Alternate Consideration") in respect of the Common Stock that would result in the Fair Market Value of such Alternate Consideration, measured as of the Redemption Date or Exchange Date, as applicable, being equal to (X) if prior to Stockholder Approval, the greater of (a) the Liquidation Value plus all dividends accrued and unpaid with respect to such share of Series B Convertible Preferred Stock, whether or not declared, measured as of the Redemption Date or the Exchange Date, as applicable, and
(b) the Fair Market Value of the kind and amount of shares of stock and other securities and property receivable (including cash) pursuant to Section 8(b)(iii) which would have been issued if such share of Series B Convertible Preferred Stock had been converted pursuant to Section 8 immediately prior to the consummation of the Transaction; or (Y) if after Stockholder Approval, the Liquidation Value plus all dividends accrued and unpaid with respect to such share of Series B Convertible Preferred Stock, whether or not declared, measured as of the Redemption Date or Exchange Date, as applicable. In the event the subject Transaction provides for an election of the consideration to be received in respect of the Common Stock, then each holder of Series B Convertible Preferred Stock shall be entitled to make a similar election with respect to the Alternate Consideration to be received by it under Section 4(a)(ii) or Section 5, as applicable. Any determination of the Fair Market Value of any Alternate Consideration (other than cash) shall be determined by an independent investment banking firm of nationally recognized standing selected by the Board of Directors of the Corporation. The Fair Market Value of any Alternate Consideration that is listed on any national securities exchange or traded on the NASDAQ National Market shall be deemed to be the Current Market Price of such Alternate Consideration.

  IN WITNESS WHEREOF, NORTHROP GRUMMAN CORPORATION has caused this Certificate of Designations, Preferences and Rights of Series B Convertible Preferred
Stock to be duly executed by its             and attested to by its Secretary
this     day of               , 2001.

                                          NORTHROP GRUMMAN CORPORATION

                                          By: _________________________________
                                          Name:

ATTEST:

By: _________________________________
Name:

                                                                      EXHIBIT D

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                         NORTHROP GRUMMAN CORPORATION

  FIRST: The name of the corporation is Northrop Grumman Corporation (the "Corporation").

  SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801.

  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

  FOURTH: 1. The total number of shares of stock which the Corporation shall have authority to issue is Four Hundred Ten Million (410,000,000), consisting of Four Hundred Million (400,000,000) shares of Common Stock, par value One Dollar ($1.00) per share (the "Common Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value One Dollar ($1.00) per share (the "Preferred Stock").

  2. Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by resolution of the Board of Directors of the Corporation (the "Board of Directors") prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution providing for the issuance of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. The Board of Directors is further authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any class or series subsequent to the issuance of shares of that class or series.

  FIFTH: In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the "Bylaws").

  SIXTH: Notwithstanding Article Fifth hereof, the Bylaws may be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock (as defined in paragraph (f) of Section 3 of Article Fourteenth hereof), regardless of class and voting together as a single voting class and, where such action is proposed by an Interested Stockholder (as defined in paragraph (d) of Section 3 of Article Fourteenth hereof, or by any Affiliate or Associate (each as defined in paragraph (g) of Section 3 of Article Fourteenth hereof) of an Interested Stockholder, including the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, other than shares held by the Interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder, provided, however, that where such action is approved by a majority of the Continuing Directors (as defined in paragraph (a) of Section 3 of Article Fourteenth hereof), the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class shall be required for approval of such action.

  SEVENTH: The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or amendment thereto.

  EIGHTH: The Board of Directors shall be and is divided into three classes:
Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient obtained by dividing the authorized number of directors by three. If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: if such fraction is one-third, the additional director shall be a member of Class I; and if such fraction is two-thirds, one of the additional directors shall be a member of Class I and the other shall be a member of Class II. Each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the "Annual Meeting") following the Annual Meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the first Annual Meeting next following the end of the calendar year 1985, the directors first elected to Class II shall serve for a term ending on the date of the second Annual Meeting next following the end of the calendar year 1985 and the directors first elected to Class III shall serve for a term ending on the date of the third Annual Meeting next following the end of the calendar year 1985.

  Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director, and additional directors, elected pursuant to Section 2 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

  NINTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

  TENTH: Except as may otherwise be provided pursuant to Section 2 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class; provided, however, that where such removal is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, shall be required for approval of such removal.

  ELEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting shareholder approval is approved by a majority of the Continuing Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of Voting Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate have been satisfied.

  TWELFTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

  THIRTEENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

  FOURTEENTH: 1. Subject to the provisions of Section 2 of this Article Fourteenth, in addition to any vote required by law, a Business Combination (as defined in paragraph (b) of Section 3 of this Article Fourteenth) shall be approved by the affirmative vote of the holders of not less than:

    (a) eighty percent (80%) of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class; and

    (b) a majority of the voting power of all outstanding shares of Voting Stock, other than shares held by any Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination or by any Affiliate or Associate of such Interested
  Stockholder, regardless of class and voting together as a single voting class.

  The affirmative votes referred to in paragraphs (a) and (b) of this Section 1 shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or proportion may be specified, by law, or in any agreement between the Corporation and any national securities exchange or any other person, or otherwise.

  2. Notwithstanding the provisions of Section 1 of this Article Fourteenth, a Business Combination may be approved if all of the conditions specified in either of the following paragraphs (a) or (b) have been satisfied:

    (a) both of the following conditions specified in clauses (i) and (ii) of this paragraph (a) have been satisfied:

      (i) there are one or more Continuing Directors and a majority of such Continuing Directors shall have approved such Business Combination; and

      (ii) such Business Combination shall have been approved by the affirmative vote of the Corporation's stockholders required by law, if any such vote is so required: or

    (b) all of the following conditions satisfied in clauses (i) through
  (vii) of this paragraph (b) have been satisfied:

      (i) such Business Combination shall have been approved by the affirmative vote of holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class;

      (ii) the aggregate amount of (A) the cash and (B) the Fair Market Value (as defined in paragraph (i) of Section 3 of this Article Fourteenth), as of the date of the consummation of the Business Combination (the "Consummation Date"), of consideration other than cash received or to be received, per share, by holders of shares of Common Stock in such Business Combination, shall be at least equal to the higher of the following:

        (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination for any shares of Common Stock (x) within the two-year period immediately prior to and including the date of the final public announcement of the terms of the proposed Business Combination (the "Announcement Date"), or (y) in the transaction in which it became an interested Stockholder, whichever is higher; or

        (II) the Fair Market Value per share of Common Stock (x) on the Announcement Date, or (y) on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

      (iii) the aggregate amount of (A) the cash and (B) the Fair Market Value, as of the Consummation Date, of consideration other than cash received or to be received, per share, by holders of shares of any class of outstanding Voting Stock other than Common Stock in such Business Combination, shall be at least equal to the highest of the following (it being intended that the requirements of this clause (iii) shall be required to be met with respect to every class of outstanding Voting Stock other than Common Stock, whether or not such Interested Stockholder (or such Affiliate or Associate) has previously acquired any shares of a particular class of Voting Stock):

        (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder for any shares of such class of Voting Stock (x) within the two-year period immediately prior to the Announcement Date, or (y) in the transaction in which it became an Interested Stockholder, whichever is higher;

        (II) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

        (III) the Fair Market Value per share of such class of Voting Stock (x) on the Announcement Date, or (y) on the Determination Date, whichever is higher;

      (iv) the consideration to be received by the holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid (or agreed to pay) for shares of such class of Voting Stock; if the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder, and the price determined in accordance with clauses (ii) and (iii) of this paragraph (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event;

      (v) after such Interested Stockholder has become an Interested Stockholder, and prior to the consummation of such Business Combination, neither such Interested Stockholder nor any of its Affiliates or Associates shall have become the beneficial owner of any additional shares of Voting Stock, except (A) as part of the action which resulted in such Interested Stockholder becoming an Interested Stockholder, or (B) upon conversion of convertible securities acquired by it prior to such Interested Stockholder becoming an Interested Stockholder, upon exercise of warrants acquired by it prior to such Interested Stockholder becoming an Interested Stockholder, or as a result of a stock split or a pro rata stock dividend;

      (vi) after such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any of its Affiliates or Associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

      (vii) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, plea and/or regulations or such subsequent provisions).

  3. For the purposes of this Certificate of Incorporation, the following definitions shall apply:

    (a) "Continuing Director" means (i) any member of the Board of Directors who (A) is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and (B) was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder, and (ii) any person who is elected or nominated to succeed a Continuing Director, or to join the Board of Directors, by a majority of the Continuing Directors.

    (b) "Business Combination" means any one or more of the following transactions referred to in clauses (i) through (vi) of this paragraph (b):

      (i) any merger or consolidation of the Corporation or any Subsidiary (as defined in paragraph (h) of this Section 3) with or into (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which immediately before is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder, Affiliate and/or any Associate of any Interested Stockholder of any assets of the Corporation and/or any Subsidiary, where such assets have an aggregate Fair Market Value of Twenty-Five Million Dollars ($25,000,000) or more;

      (iii) the issuance or transfer by the Corporation and/or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation and/or any Subsidiary to a person which, immediately prior to such issuance or transfer, is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, where such equity securities have an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more;

      (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

      (v) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or by any Affiliate and/or Associate of any Interested Stockholder; or

      (vi) any agreement, contract or other arrangement providing for any of the transactions described in clauses (i) through (v) of this paragraph (b).

    (c) A "person" means an individual, firm, partnership, trust, corporation or other entity.

    (d) "Interested Stockholder" means any person who or which, together with its Affiliates and Associates, as of the record date for the determination of stockholders entitled to notice of, and to vote on, any Business Combination, the removal of a director or the adoption of any proposed amendment, alteration, rescission or repeal of any provision of this Certificate of Incorporation or any Bylaw, or immediately prior to the Consummation Date:

      (i) is the beneficial owner (as defined in paragraph (e) of this Section 3), directly or indirectly, of ten percent (10%) or more of the voting power of (A) all outstanding shares of Voting Stock or (B) all outstanding shares of the capital stock of a Subsidiary having general voting power ("Subsidiary Stock"); or

      (ii) is an assignee of or has otherwise succeeded to any share of Voting Stock or Subsidiary Stock which was, at any time within the two year period prior thereto, beneficially owned by any person who at such time was an Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations);

  provided, however, that the term "Interested Stockholder" shall not include
  (A) the Corporation or any Subsidiary or (B) any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any trustee of, or fiduciary with respect to, any such plan when acting in such capacity.

    (e) A person is the "beneficial owner" of any shares of capital stock:

      (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

      (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

      (iii) which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

    (f) "Voting Stock" means the capital stock of the Corporation having general voting power. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 3, the number of shares of Voting Stock or Subsidiary Stock, as the case may be, deemed to be outstanding shall include shares deemed owned by a beneficial owner through application of paragraph (e) of this Section 3, but shall not include any other shares of Voting Stock or Subsidiary Stock, as the case may be, which may be issuable to any other person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise,

    (g) "Affiliate" and "Associate" have the respective meanings given to those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1985.

    (h) "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a 11-l of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on January 1, 1985) is owned, directly or indirectly, by the Corporation.

    (i) "Fair Market Value" means (i) in the case of stock (A) the highest closing sale price during the 30-day period including and immediately preceding the date in the question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or (B) if such stock is not quoted on the Composite Tape, the highest closing sale price during such 30-day period on the New York Stock Exchange, or (C) if such stock is not listed on such Exchange, the highest closing sale price during such 30-day period on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or (D) if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use during such 30-day period, or
  (E) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors (or if there are no Continuing Directors, then by a majority of the Board of Directors), and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors (or if there are no Continuing Directors, then by a majority of the Board of Directors).

    (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash received or to be received" as used in clauses (ii) and (iii) of paragraph (b) of Section 2 of this Article Fourteenth shall include the shares of Common Stock and/or the shares of any other class of Voting Stock retained by the holder of such shares.

  4. A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article Fourteenth, on the basis of information known to them: (a) whether a person is an Interested Stockholder,
(b) the number of shares of Voting Stock or Subsidiary Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrangement or understanding with another person as to the matters referred to in clause (vi) of paragraph (b), or clause (ii) or (iii) of paragraph (e), of Section 3 of this Article Fourteenth, (e) whether any particular assets of the Corporation and/or any Subsidiary have an aggregate Fair Market Value of Twenty-Five Million Dollars ($25,000,000) or more, or (f) whether the consideration received for the issuance or transfer of securities by the Corporation and/or any Subsidiary has an aggregate Fair Market Value of Ten Million Dollars ($10,000,000) or more. In furtherance and not in limitation of the preceding powers and duties set forth in this Section 4, a majority of the Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article Fourteenth.

  5. Nothing contained in this Article Fourteenth shall be construed to relieve any Interested Stockholder or any Affiliate or Associate thereof from any fiduciary obligation imposed by law.

  6. The fact that any action or transaction complies with the provisions of this Article Fourteenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such action or transaction.

  FIFTEENTH: To the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any Business Combination involving the Corporation and any Interested Stockholder (or any Affiliate or Associate of any Interested Stockholder), which requires the affirmative vote specified in paragraph (a) of Section I of Article Fourteenth hereof.

  SIXTEENTH: The provisions set forth in this Article Sixteenth and in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth and Fifteenth hereof may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than eighty percent (80%) of the voting power of all outstanding shares of Voting Stock regardless of class and voting together as a single voting class and, where such action is proposed by an Interested Stockholder or by any Associate or Affiliate of an Interested Stockholder, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single class, other than shares held by the Interested Stockholder which proposed (or the affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder, provided, however, that where such action is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

  SEVENTEENTH: The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation.

Notwithstanding the preceding sentence, the provisions set forth in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth, Fifteenth and Sixteenth may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, unless such action is approved as specified in Article Sixteenth hereof.

  EIGHTEENTH: A director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or to its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives any improper personal benefit. If, after approval of this Article by the stockholders of the Corporation, the General Corporation Law of the State of Delaware is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

  Any repeal or modification of this Article by the stockholders of the Corporation as provided in Article Seventeen hereof shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                 DIRECTIONS TO
                         NORTHROP GRUMMAN CORPORATION
                              2001 ANNUAL MEETING
                                OF STOCKHOLDERS

                            Fairmont Miramar Hotel
                            101 Wilshire Boulevard
                           Santa Monica, California

  Take Santa Monica Freeway (10) west to City of Santa Monica. Take Lincoln Boulevard exit and turn right (heading in a northwest direction).

  Go approximately 3/4 of a mile to Wilshire Boulevard and turn left. Go seven blocks to Ocean Avenue and turn right. You will immediately see signs for valet parking on the right side of Ocean Avenue.

                                     PROXY

PROXY/VOTING
INSTRUCTION

                         NORTHROP GRUMMAN CORPORATION

            This Proxy/Voting Instruction is Solicited on Behalf of
      The Board of Directors for the 2001 Annual Meeting of Stockholders

The undersigned hereby constitutes and appoints W. Burks Terry and John H. Mullan and each of them, attorneys and proxies with full power of substitution, to represent the undersigned and to vote all shares of Common Stock, $.01 per value, of Northrop Grumman Corporation (the "Company"), that the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 16, 2001 at 10:00 a.m. (Pacific Daylight Time) at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California 90401, and at any and all adjournments or postponements thereof (the "Meeting"), as herein specified (or, if no direction is given, FOR the nominees named below) and in such proxyholder's discretion upon any other matter that may properly come before the Meeting. If the Meeting occurs after the completion of the Northrop reorganization described in the accompanying proxy statement), the directions on this proxy/voting instruction card shall constitute the instructions of the undersigned as to how the Company should vote its shares of NNG, Inc. In such event, the Company (as the sole stockholder of NNG, Inc. on the record date for the Meeting) will vote all of shares of NNG outstanding as of the record date with respect to the following proposals in the exact proportions of the votes indicated by stockholders in their proxy/voting instructions with respect to the Meeting, or voted in person at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NOT OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, 4 AND 5 AND AGAINST PROPOSALS 6, 7, 8 AND 9.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING.

(Continued and to be signed on the other side)

                               SEE REVERSE SIDE

FOLD AND DETACH HERE

                         NORTHROP GRUMMAN CORPORATION
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 16, 2001
                                  10:00 A.M.

                            Fairmont Miramar Hotel
                            101 Wilshire Boulevard
                        Santa Monica, California 90401

X
Please mark your
votes as indicated in this example.

5398

This proxy/voting instruction is solicited by the Board of Directors of the Company. This proxy will be voted as marked. If not otherwise marked, this proxy will be voted "for" Proposals 1, 2, 3, 4 and 5 and "against" Proposals 6, 7, 8 and 9.

The Board of Directors recommends a vote "for" Proposals 1, 2, 3, 4 and 5.

Proposal 1-Election of Class 1 directors to hold office for three years.

                          FOR             AGAINST

WITHHELD, for the following nominee(s) only (write name(s) below):

Directors:
01. Lewis W. Coleman
02. Kent Kresa
03. Aulana L. Peters


                          FOR       AGAINST         ABSTAIN

Proposal 2-Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor.

Proposal 3-Proposal to approve 2001 Long Term Incentive Stock Plan.

Proposal 4-Proposal to approve issuance of shares of Common Stock upon conversion of Series B Preferred Stock.

Proposal 5-Proposal to amend Articles of Incorporation to increase number of authorized shares of Common Stock.

The Board of Directors recommends a vote "AGAINST" proposals 6, 7, 8 and 9.

Proposal 6-Shareholder proposal regarding offset commitments.

Proposal 7-Shareholder proposal regarding super majority vote.

Proposal 8-Shareholder proposal regarding classified boards.

Proposal 9-Shareholder proposal regarding Shareholder Rights Plan.

SIGNATURE (S)                                           DATE

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.



                             FOLD AND DETACH HERE

                         NORTHROP GRUMMAN CORPORATION
                         PROXY/VOTING INSTRUCTION CARD

Your vote is important. Please consider the issues discussed in the proxy statement and cast your vote by:

* Accessing the World Wide Web site http://www.eproxyvote.com/noc to vote via the internet.

* Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

* Completing, dating, signing and mailing the proxy/instruction card in the U.S. postage paid envelope included with the proxy statement.

You can vote by phone or via the internet anytime on or before May 11, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card. If you mail your proxy card, it must be received by May 15, 2001.

If shares are held on your behalf under any of the Company Savings Plans, the proxy serves to provide confidential instructions to the plan trustee who then votes the shares. Instructions must be received by May 10, 2001 to be included in the tabulation for the Trustee's vote. If no instructions are provided, the applicable Trustee will vote the respective plan shares according to the provisions of the applicable plan documents.